Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF APRIL 23, 2008

AMONG

LIBERTY MUTUAL INSURANCE COMPANY,

BIG APPLE MERGER CORPORATION

AND

SAFECO CORPORATION

TABLE OF CONTENTS
Page
ARTICLE I
THE MERGER; CERTAIN RELATED MATTERS

ARTICLE II
PAYMENT AND EXCHANGE OF CERTIFICATES; WITHHOLDING

Section 2.1	Payment and Exchange of Certificates	4
Section 2.2	Withholding Rights	6

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

i

Section 3.23	Environmental Matters	19
Section 3.24	Intellectual Property	19
Section 3.25	Material Contracts	20
Section 3.26	Brokers and Finders' Fees	20
Section 3.27	No Other Representations and Warranties; Disclaimer	20

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

ARTICLE V
CONDUCT OF BUSINESS

Section 5.1	Conduct of Business by the Company	26
Section 5.2	Conduct of Business by Parent	30

ARTICLE VI
ADDITIONAL AGREEMENTS

ii

Section 6.17	Branding	44
Section 6.18	Agency Force	44

ARTICLE VII
CONDITIONS

Section 7.1	Conditions to Each Party's Obligation to Effect the Merger	44
Section 7.2	Conditions to Obligations of Parent and Merger Sub	44
Section 7.3	Conditions to Obligations of the Company	45
Section 7.4	Frustration of Closing Conditions	46

ARTICLE VIII
TERMINATION AND AMENDMENT

Section 8.1	Termination	46
Section 8.2	Effect of Termination	48
Section 8.3	Termination Fee	48
Section 8.4	Procedure for Termination	50

ARTICLE IX
GENERAL PROVISIONS

iii

This AGREEMENT AND PLAN OF MERGER, dated as of April 23, 2008 (this "Agreement"), is by and among LIBERTY MUTUAL INSURANCE COMPANY, a Massachusetts stock insurance company ("Parent"), BIG APPLE MERGER CORPORATION, a Washington corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and SAFECO CORPORATION, a Washington corporation (the "Company" and, collectively with Parent and Merger Sub, the "parties").

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that it is in the best interests of their respective companies and shareholders to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I
THE MERGER; CERTAIN RELATED MATTERS

Section 1.1            The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the WBCA, at the Effective Time, Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue under the name "Safeco Corporation" as the surviving corporation of the Merger under the WBCA (the "Surviving Corporation").

Section 1.2            Closing; Effective Time.  Subject to the provisions of Article VII, the closing of the Merger (the "Closing") will take place at 10:00 a.m., New York City time, on the second Business Day after the satisfaction or, to the extent permitted by Law, waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or, to the extent permitted by Law, waiver of those conditions), at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, unless another time, date or place is agreed to in writing by the parties.  The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date."  Prior to the Closing, Parent shall prepare in consultation with the Company, and on the Closing Date the Surviving Corporation shall cause the Merger to be consummated by filing, the articles of merger (the "Articles of Merger") with the Secretary of State of the State of Washington, in such form as required by, and executed in accordance with, the relevant provisions of the WBCA (the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Washington, or such later time as is specified in the Articles of Merger and as is agreed to by the parties, being the "Effective Time"), and the parties shall make all other filings or recordings required under the WBCA in connection with the Merger.

Section 1.3            Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the WBCA.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4            Articles of Incorporation; Bylaws. At the Effective Time, the Restated Articles of Incorporation of the Company shall by virtue of the Merger be amended and restated in their entirety to be identical to the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation following the Effective Time until thereafter amended in accordance with their terms and applicable Law; provided, however, that at the Effective Time, Article I of the articles of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The corporate name of the corporation (hereinafter called the "corporation") is Safeco Corporation."  At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and following the Effective Time until thereafter amended in accordance with the Constituent Documents of the Surviving Corporation and applicable Law, except that references to Merger Sub's name shall be replaced by references to "Safeco Corporation."  This Section 1.4 shall be subject to the obligations of Parent and the Surviving Corporation under Section 6.9.

Section 1.5            Directors and Officers of Surviving Corporation. As of the Effective Time, each of the directors of the Company shall resign and the directors of Merger Sub, at the Effective Time, shall be the directors of the Surviving Corporation until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Constituent Documents of the Surviving Corporation.  The officers of the Company, at the Effective Time, shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the Constituent Documents of the Surviving Corporation.

Section 1.6            Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)     Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.

(b)     Each share of common stock, no par value per share, of the Company (such shares, collectively, the "Common Stock", and each, a "Company Share") issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled pursuant to Section 1.6(c) and any Dissenting Shares) shall be converted into the right to receive an amount per Company Share (subject to any applicable withholding Tax specified in Section 2.2) equal to $68.25 in cash, without interest (the "Merger Consideration").  At the Effective

Time, each holder of a certificate theretofore representing any such Company Shares (each, a "Certificate") or non-certificated Company Shares represented by book-entry ("Book-Entry Shares") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.1(c), without interest (subject to any applicable withholding Tax specified in Section 2.2).

(c)     Each Company Share held in the treasury of the Company, if any, or otherwise owned by Parent or Merger Sub, or owned by any direct or indirect Subsidiary of any such Person (other than Company Shares held in an investment portfolio), in each case immediately prior to the Effective Time, shall automatically be canceled and retired and cease to exist without any conversion thereof and no consideration shall be paid in exchange therefor.

Section 1.7            Treatment of Options and Other Company Equity Awards.

(a)     Prior to the Effective Time, the Board of Directors of the Company or the appropriate Board committee shall adopt a resolution providing that, at the Effective Time, each Option, whether vested or unvested, shall be canceled and extinguished, and the holder thereof will be entitled to receive an amount in cash equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Option, multiplied by (ii) the number of Shares subject to such Option (which amount shall be subject to any applicable withholding Tax specified in Section 2.2).  All payments with respect to canceled Options shall be made by the Exchange Agent promptly after the Effective Time (but in no event later than three (3) Business Days after the Effective Time) from funds deposited by Parent to pay such amounts in accordance with Section 2.1.  No later than five (5) Business Days prior to the scheduled Closing Date, the Company shall have taken such actions as are necessary to cause each Option then outstanding to be vested and exercisable subject to the consummation of the transactions contemplated by this Agreement.

(b)     Prior to the Effective Time, the Board of Directors of the Company or the appropriate Board committee shall adopt a resolution providing that, at the Effective Time, each restricted stock right in respect of a Company Share (a "Restricted Stock Right") shall vest in full and be converted into the right to receive the Merger Consideration in respect thereof, without interest (subject to any applicable withholding Tax specified in Section 2.2).  The holder of any Restricted Stock Right shall be paid in accordance with Section 2.1(c) an aggregate amount of cash as such holder would have been entitled to receive had such Restricted Stock Right been vested in full immediately prior to the Effective Time.

(c)     Prior to the Effective Time, the Company shall terminate the Safeco Agency Stock Purchase Plan.

Section 1.8            Certain Adjustments. If, between the date of this Agreement and the Effective Time, the Common Stock is changed into a different number of shares or a different class by reason of any reclassification, recapitalization, reorganization, combination or exchange of shares, stock split, reverse stock split or a stock dividend or dividend payable in any other securities or any similar transaction or any transaction having the effect of any of the foregoing, the Merger Consideration shall be appropriately adjusted to provide to the holders of Common

Stock and the holders of Restricted Stock Rights and Options the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration.

Section 1.9            Dissenting Shares.

(a)     Notwithstanding anything in this Agreement to the contrary, no shares of Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which (i) has not voted in favor of the Merger or consented thereto in writing, (ii) has demanded its rights to be paid the fair value of such Company Shares in accordance with Section 23B.13 of the WBCA and (iii) has not effectively withdrawn or lost its rights to be paid the fair value of such Company Shares ("Dissenting Shares") shall be converted into or represent a right to receive the Merger Consideration.  By virtue of the Merger, all Dissenting Shares shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under Section 23B.13 of the WBCA.  From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a shareholder, member or equity owner of the Surviving Corporation.

(b)     Notwithstanding the provisions of this Section 1.9, if any holder of shares of Common Stock for which such holder has demanded dissenters' rights shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent or its dissenters' rights, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares of Common Stock shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Merger Consideration, without any interest thereon and subject to any applicable withholding Taxes specified in Section 2.2.

(c)     The Company shall give Parent (i) prompt written notice of any notice received by the Company of any shareholder's intent to demand the fair value of any shares of Common Stock, any demand received by the Company for payment of the fair value of any Common Stock, withdrawals of such demands, and any other instruments served pursuant to Section 23B.13 of the WBCA and received by the Company which relate to any such demand for dissenters' rights and (ii) the opportunity to reasonably participate in negotiations and proceedings with respect to demands for dissenters' rights under Section 23B.13 of the WBCA.  Unless required by applicable Law or Order, the Company will not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to demands for dissenters' rights or offer to settle or settle any such demands.

ARTICLE II
PAYMENT AND EXCHANGE OF CERTIFICATES; WITHHOLDING

Section 2.1            Payment and Exchange of Certificates.

(a)     Following the date of this Agreement and in any event not less than five (5) Business Days prior to the mailing of the Proxy Statement to the shareholders of the Company, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as exchange agent (the "Exchange Agent") for purposes of, among other things, paying the Merger

Consideration.  At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, Book-Entry Shares, Options and Restricted Stock Rights, cash in an amount sufficient to pay the aggregate Merger Consideration to which all holders of Company Shares and Restricted Stock Rights become entitled pursuant to Article I and the aggregate payments to which all holders of Options become entitled pursuant to Article I (the "Aggregate Merger Consideration") (the Aggregate Merger Consideration, and any proceeds thereof being hereinafter referred to as the "Exchange Fund").

(b)     The Exchange Agent shall invest the cash included in the Exchange Fund as directed in writing by Parent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest, and (iii) commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or a combination of the foregoing or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000 and, in any such case, no such instrument shall have a maturity exceeding three months.  Any interest and other income resulting from such investments shall be paid to and be income of Parent. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount that is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(c)     Promptly, and in any event no later than three (3) Business Days, after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to (i) mail to each Person who was a record holder of Company Shares immediately prior to the Effective Time, whose Company Shares were converted pursuant to Article I into the right to receive the Merger Consideration, (A) a form of letter of transmittal for use in effecting the surrender of Certificates in order to receive payment of the Merger Consideration (which letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon actual delivery of the Certificates to the Exchange Agent (or effective affidavits of loss in lieu thereof), and shall otherwise be in customary form and contain customary provisions), and (B) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) in exchange for payment of the Merger Consideration and (ii) pay to each holder of Options the amount due to such holder pursuant to Section 1.7(a) in respect of such Options and to each holder of Restricted Stock Rights the amount due to such holder pursuant to Section 1.7(b) in respect of such Restricted Stock Rights.  Upon surrender to the Exchange Agent of a Certificate (or effective affidavit of loss in lieu thereof), together with a properly completed and executed letter of transmittal and any other required documents, the Exchange Agent shall promptly deliver to the holder of the Company Shares represented by the Certificate (or effective affidavit of loss in lieu thereof), or as otherwise directed in the letter of transmittal, the Merger Consideration with regard to each Company Share represented by such Certificate, less any required withholding Taxes as specified in Section 2.2, and the Certificate shall be canceled.  No interest shall be paid or accrued on the Merger Consideration payable upon the surrender of Certificates.  If payment is to be made to a Person holding a Certificate other than the Person in whose name a surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the Person who surrenders the Certificate must provide funds for payment of any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or establish to the reasonable satisfaction of the Surviving Corporation that all Taxes have been paid or are not applicable.  Subject to Section 1.9, after the Effective Time, a Certificate shall represent only the right to receive the Merger Consideration in respect of the Company Shares represented by such Certificate.  Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent in order to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II.

(d)     If a Certificate has been lost, stolen or destroyed, Parent and the Surviving Corporation will cause the Exchange Agent to accept an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed instead of the Certificate; provided that the Surviving Corporation may require the Person to whom any Merger Consideration is paid, as a condition precedent to the payment thereof, to give the Surviving Corporation a bond in such reasonable amount as it may direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to the Surviving Corporation against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

(e)     At any time which is more than one (1) year after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund that had been deposited with the Exchange Agent and has not been disbursed in accordance with this Article II (including interest and other income received by the Exchange Agent in respect of the funds made available to it), and after the Exchange Fund has been delivered to Parent, Persons entitled to payment in accordance with this Article II shall be entitled to look solely to Parent (subject to abandoned property, escheat or similar Laws) for payment of the Merger Consideration upon surrender of the Certificates held by them, without any interest thereon.  Any portion of the Exchange Fund deposited with the Exchange Agent remaining unclaimed by holders of Company Shares five (5) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.  None of the Surviving Corporation, Parent, Merger Sub, any of their respective Affiliates or the Exchange Agent will be liable to any Person entitled to payment under this Article II for any consideration which is delivered, in accordance with the terms of this Agreement, to Parent in accordance with the immediately preceding sentence or to a public official or Governmental Entity pursuant to any abandoned property, escheat or similar Law.

(f)     From and after the Effective Time, the Surviving Corporation shall not record on the stock transfer books of the Company or the Surviving Corporation any transfers of shares of Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares are presented for transfer, they shall be canceled and treated as having been surrendered for the Merger Consideration in respect of the Company Shares represented thereby.

Section 2.2            Withholding Rights.  Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this

Agreement to any holder of Company Shares, Options or Restricted Stock Rights such amounts as it is lawfully required to deduct and withhold with respect to the making of such payment under the Code or any provision of state or local Law or the Laws of any other domestic or foreign jurisdiction.  To the extent that amounts are so withheld and paid to the appropriate taxing authority by Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares, Options or Restricted Stock Rights in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (x) disclosed in the Company SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (other than statements in the Risk Factors sections contained in the Company SEC Documents or any statements included in any "forward-looking statements" disclaimer contained in the Company SEC Documents), or (y) set forth in the disclosure letter delivered by the Company to Parent on or prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule") (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any section of this Agreement or any other section or subsection of the Company Disclosure Schedule to which the relevance of such disclosure to the applicable representation and warranty or covenant or obligation is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1            Corporate Existence and Power.  The Company is a corporation duly incorporated and validly existing under the Laws of the State of Washington and the Company and its Subsidiaries have all requisite corporate, partnership or other similar powers and all governmental licenses, authorizations, permits, certificates, registrations, consents, franchises, variances, exemptions, orders and approvals required to carry on their business as conducted on the date of this Agreement (the "Company Permits"), except for those powers, licenses, authorizations, permits, consents, franchises, variances, exemptions, orders and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in such compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is required, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Parent true and complete copies of the Constituent Documents of the Company and each of its Significant Subsidiaries as in effect on the date of this Agreement.

Section 3.2            Corporate Authorization.

(a)     The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party contemplated hereby subject, in the case of the Merger, to obtaining the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of the outstanding shares of Common Stock voting together as a single class (the "Requisite Shareholder Vote").  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions to which it is a party contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions to which it is a party contemplated hereby, except that consummation of the Merger is subject to approval of this Agreement by the Requisite Shareholder Vote, and to the effectiveness of the Articles of Merger with the Secretary of State of the State of Washington.

(b)     The Board of Directors of the Company, at a meeting duly called and held and at which a quorum of directors was present, has unanimously (i) approved and declared it advisable and in the best interests of the Company to enter into this Agreement providing for the Merger, upon the terms and subject to the conditions set forth herein, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions to which it is a party contemplated hereby, upon the terms and subject to the conditions set forth herein and (iii) resolved, subject to Section 6.3, to recommend approval of this Agreement by the shareholders of the Company (such recommendation, the "Company Board Recommendation") and that such matter be submitted for consideration at the Company Shareholders Meeting.

(c)     This Agreement has been duly executed and delivered by the Company and, assuming due power and authority of, and due execution and delivery by, the other parties, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) (together, the "Bankruptcy and Equity Exception").  The approval of this Agreement by the Requisite Shareholder Vote is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement or approve the transactions to which the Company is a party contemplated hereby.

Section 3.3            Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions to which it is a party contemplated hereby require at or prior to the Closing no consent or approval by, or filing with, any Governmental Entity, other than (a) the filing of the Articles of Merger with the Secretary of State of the State of Washington and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable federal or state securities Laws or "blue sky" Laws, (d) compliance with any applicable requirements of NYSE, (e) approvals or filings under all applicable state Laws regulating the business of insurance (collectively, "Insurance Laws") as set forth in Section 3.3 of the Company Disclosure Schedule (the "Company Insurance Approvals"), (f) the Parent Insurance Approvals (assuming the accuracy and completeness of Section 4.3(e)), (g) those consents, approvals or filings as may be required as a result of the business or identity of Parent or any of its Affiliates and (h) any other consents, approvals or filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 3.4            Non-Contravention.  The execution, delivery and performance by the Company of this Agreement do not and the consummation of the transactions to which it is a party contemplated hereby will not, (a) violate or conflict with or result in any breach of any provision of the Constituent Documents of the Company or any Company Subsidiary, (b) assuming receipt of the Requisite Shareholder Vote and compliance with the matters referred to in Section 3.3 and Section 4.3 (and assuming the accuracy of Section 4.3(e)), violate or conflict with any provision of any applicable Law, Order or Company Permit, (c) violate or conflict with or result in any breach or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled, or require consent by any Person under any Material Contract or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except in the case of clause (b), (c) or (d), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 3.5            Capitalization.

(a)     The authorized capital stock of the Company consists of (i) 300,000,000 Company Shares and (ii) 10,000,000 shares of preferred stock, no par value per share (the "Company Preferred Stock").  As of April 14, 2008 (the "Company Capitalization Date"), (A) 89,836,006 Company Shares were issued and outstanding and (B) no shares of Company Preferred Stock were issued and outstanding.  As of the Company Capitalization Date, (1) Options to purchase an aggregate of 1,299,362 Company Shares (of which, Options to purchase an aggregate of 339,505 Company Shares were currently exercisable) were issued and outstanding, (2) Restricted Stock Rights in respect of an aggregate of 1,025,743 Company Shares were issued and outstanding and (3) no Company Shares were held by the Company in its treasury.  All outstanding shares of capital stock of the Company have been, and all Company Shares that may be issued pursuant to any Incentive Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of Company Shares that have not yet been issued, will be) fully paid and nonassessable, and are not subject to and were not issued in violation of the Constituent Documents of the Company.  No Subsidiary or controlled Affiliate of the Company owns any Company Shares.

(b)     Except as set forth in Section 3.5(a), as of the Company Capitalization Date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligations of the Company to issue or pay cash valued by reference to, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as the "Company

Securities").  As of the date of this Agreement, there are no binding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

Section 3.6            Subsidiaries.  Section 3.6 of the Company Disclosure Schedule lists, as of the date of this Agreement, each of the Company's Subsidiaries and its jurisdiction of incorporation or formation.  All of the outstanding capital stock of, or other voting securities or ownership interests in, each of the Company's Subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests (other than those restrictions under applicable Insurance Laws, the Securities Act and the Exchange Act).  There are no outstanding (a) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in, any Company Subsidiary or (b) options or other rights to acquire from the Company or any Company Subsidiary, or other obligation of the Company or any Company Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Company Subsidiary (the items in clauses (a) and (b) being referred to collectively as the "Company Subsidiary Securities").  As of the date of this Agreement, there are no binding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.  Each of the Company Insurance Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as being conducted on the date of this Agreement.  Each of the Company Subsidiaries is duly qualified, authorized or licensed to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, authorization or licensing necessary, except to the extent that the failure to be so qualified, authorized or licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.7            [Reserved].

Section 3.8            Company SEC Filings, etc.

(a)     The Company has timely filed all reports, schedules, forms, registration statements and other documents required to be filed by the Company with the SEC since January 1, 2006 (together with any documents furnished during such period by the Company to the SEC on a voluntary basis on Current Reports on Form 8-K and any reports, schedules, forms, registration statements and other documents required to be filed with the SEC subsequent to the date hereof, collectively, the "Company SEC Documents").  Each of the Company SEC Documents, as amended prior to the date of this Agreement, complied (and each Company SEC Document filed subsequent to the date hereof will comply) in all material respects with, to the extent in effect at the time of filing or furnishing, the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Documents, and none of the Company SEC Documents when filed or furnished or, if amended prior to the date of this Agreement, as of the date of such amendment, contained, or with respect to Company SEC Documents filed subsequent to the date hereof, will contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)     The Company maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  The Company (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based upon the most recent (prior to the date of this Agreement) evaluation by the chief executive officer and chief financial officer of the Company of the Company's internal control over financial reporting, to its auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of the Company's internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.  The Company has made available to Parent any such material disclosure made by management to the Company's independent auditors and the audit committee of the Board of Directors of the Company since January 1, 2006.

(c)     Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any "off-balance sheet arrangement" (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents.

Section 3.9            Company Financial Statements.  The consolidated financial statements (including all related notes thereto) of the Company included in the Company SEC Documents (if amended, as of the date of the last such amendment filed prior to the date of this Agreement) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to the absence of information or notes not required by GAAP to be included in interim financial statements) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC)

applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.10          Company SAP Statements.  As used herein, the term "Company SAP Statements" means the statutory statements of each of the Company Insurance Subsidiaries as filed with the insurance departments in their respective jurisdiction of domicile for the years ended December 31, 2007 and 2006.  Each of the Company Insurance Subsidiaries has filed or submitted all Company SAP Statements required to be filed with or submitted to the insurance departments of their respective jurisdictions of domicile on forms prescribed or permitted by such department, except for such failures to file or submit which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company SAP Statements were prepared in all material respects in conformity with SAP applied on a consistent basis for the periods covered thereby (except as may be indicated in the notes thereto), and the Company SAP Statements fairly present, in all material respects, the statutory financial position of such Company Insurance Subsidiaries as at the respective dates thereof and the statutory results of operations of such Company Insurance Subsidiaries for the respective periods then ended.  No material deficiency has been asserted in writing with respect to any Company SAP Statement by the domiciliary state insurance department of such filing Company Insurance Subsidiary that has not been remedied.  The annual statutory balance sheets and income statements included in the Company SAP Statements have been, where required by applicable Insurance Law, audited by an independent accounting firm of recognized national or international reputation.

Section 3.11          Information Supplied.  The Proxy Statement will not, at the date it is first mailed to the shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that, in each case, no representation or warranty is made by the Company with respect to statements made therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion in the Proxy Statement.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.12          Absence of Certain Changes or Events.  Since December 31, 2007, there has not been any event, change, circumstance or effect that has had or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13          No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries of any nature, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries other than: (a) liabilities or obligations reflected or reserved against in the Company's audited consolidated balance sheet as of December 31, 2007 included in the Company SEC Documents or in the notes thereto; (b) insurance claims or related litigation or arbitration arising in the ordinary course of business since December 31, 2007; (c) liabilities or obligations that were incurred since December 31, 2007 in the ordinary course of business; (d) liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Company Material

Adverse Effect; and (e) liabilities or obligations arising or incurred in connection with the transactions contemplated hereby.

Section 3.14          Compliance with Laws.

(a)     Since January 1, 2006, the business and operations of the Company and its Subsidiaries have been conducted in compliance with all applicable Laws (including Insurance Laws), except where the failure to so conduct such business and operations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)     All of the Company Permits of each Company Insurance Subsidiary conducting insurance operations are in full force and effect in accordance with their terms and there is no proceeding or investigation to which the Company or any Company Insurance Subsidiary is subject before a Governmental Entity that is pending or, to the knowledge of the Company, threatened in writing that would reasonably be expected to result in the revocation, failure to renew or suspension of, or placement of a restriction on, any such Company Permits, except where the failure to be in full force and effect in accordance with their terms, revocation, failure to renew, suspension or restriction would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)     There is no proceeding to which the Company or any Company Insurance Subsidiary is subject before any Governmental Entity pending or, to the knowledge of the Company, threatened in writing regarding whether any of the Company Insurance Subsidiaries has violated any applicable Insurance Laws, nor to the knowledge of the Company, any investigation by any Governmental Entity pending or threatened in writing with respect to possible violations of any applicable Insurance Laws, except for proceedings or investigations relating to violations or possible violations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Since January 1, 2006, each Company Insurance Subsidiary has filed all material reports required to be filed by it with its domiciliary state insurance department or such failure to file has been remedied.  Except as required by applicable Law and the Company Permits maintained by the Company Insurance Subsidiaries, there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on the Company Insurance Subsidiaries to which the Company or any Company Insurance Subsidiary is a party, on the one hand, and any Governmental Entity is a party or addressee, on the other hand, or Orders specifically with respect to the Company or any Company Insurance Subsidiary, that (i) limit in any material respect the ability of any of the Company Insurance Subsidiaries to issue insurance policies under its Company Permits, (ii) impose any requirements on the Company or any of the Company Insurance Subsidiaries in respect of risk-based capital requirements that materially increase or modify the risk-based capital requirements imposed under applicable Insurance Laws, (iii) relate to the ability of any of the Company Insurance Subsidiaries to pay dividends or (iv) restrict in any material respect the conduct of business of the Company or any of the Company Insurance Subsidiaries.

Section 3.15          Litigation.  There is no action, suit, investigation, claim, complaint, demand, summons, cease and desist letter, subpoena, injunction, notice of violation or other proceeding pending against, or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or, to the knowledge of the Company, pending against or threatened in writing against any present or former officer or director of the Company or any Company Subsidiary in connection with which the Company or any Company Subsidiary has an indemnification obligation pursuant to its Constituent Documents or a written agreement, before any Governmental Entity (other than insurance claims litigation or arbitration arising in the ordinary course of business), which, if determined or resolved adversely in accordance with the plaintiff's or claimant's demands, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  As of the date of this Agreement, there is no Order outstanding against the Company or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 3.16          Insurance Matters.

(a)     To the knowledge of the Company, as of the date hereof, all ceded reinsurance treaties or agreements to which any Company Insurance Subsidiary is a party or under which any Company Insurance Subsidiary has any existing material rights, obligations or liabilities (the "Company Reinsurance Agreements") are in full force and effect in accordance with their terms.  Neither the Company nor any Company Insurance Subsidiary is in material default as to any material provision thereof.  Since January 1, 2006 through the third Business Day prior to the date of this Agreement, neither the Company nor any Company Insurance Subsidiary has received any written notice to the effect that (i) the financial condition of any reinsurer party to any such agreement is materially impaired with the result that a default thereunder may reasonably be anticipated or (ii) there is a material dispute with respect to any material amounts recoverable by the Company Insurance Subsidiary pursuant to any Company Reinsurance Agreement.  Since January 1, 2005, no Company Insurance Subsidiary has entered into any reinsurance treaty or agreement under which it has assumed any material liabilities of any Person.

(b)     With respect to any Company Reinsurance Agreement for which any Company Insurance Subsidiary has taken credit for reinsurance ceded on its Company SAP Statement, (i) there has been no separate written or oral agreements between any of the Company or any Company Subsidiary and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Company Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Company Reinsurance Agreement, (ii) for each such Company Reinsurance Agreement entered into, renewed or amended on or after January 1, 2006, for which risk transfer is not reasonably considered to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment, as required by SSAP No. 62, is available for review by the domiciliary state insurance departments for each of the Company Insurance Subsidiaries, (iii) from and after January 1, 2006, each of the Company Insurance Subsidiaries complies and has complied in all material respects with all of the requirements set forth in SSAP No. 62 and (iv) from and after January 1, 2006, each of the Company Insurance Subsidiaries has and has had appropriate controls in place to monitor the use of reinsurance and comply with the provisions of SSAP No. 62.

(c)     Prior to the date of this Agreement, the Company has made available to Parent a true and complete copy of all actuarial reports prepared by actuaries, independent or otherwise, with respect to any Company Insurance Subsidiary since January 1, 2006, and all material attachments, addenda, supplements and modifications thereto (the "Company Actuarial Analyses").  To the knowledge of the Company, each Company Actuarial Analysis was based upon, in all material respects, an accurate inventory of policies in force for the Company and the Company Subsidiaries, as the case may be, at the relevant time of preparation and was prepared in conformity with generally accepted actuarial principles in effect at such time, consistently applied (except as may be noted therein).

(d)     Except for regular periodic assessments in the ordinary course of business or assessments based on developments that are publicly known within the insurance industry, as of the date of this Agreement, no material claim or material assessment is pending or, to the knowledge of the Company, threatened in writing against any Company Insurance Subsidiary by any state insurance guaranty association in connection with such association's fund relating to insolvent insurers.

(e)     Since January 1, 2006, to the knowledge of the Company, (i) salaried employees of the Company and the Company Subsidiaries and each other person, who, in each of the foregoing cases, is performing the duties of insurance producer, agency, agent or managing general agent for the Company and the Company Subsidiaries (collectively, "Company Producers"), at the time such Company Producer wrote, sold, or produced business for or on behalf of the Company or any Company Subsidiary that requires a License, was duly licensed and appointed as required by applicable Law, in the particular jurisdiction in which such Company Producer wrote, sold or produced business and (ii) each of the agency agreements and appointments between the Company Producers, including as subagents under the Company's affiliated insurance agency, and the Company and any Company Subsidiary, is valid and binding and in full force and effect in accordance with its terms, except in the case of clause (i) or (ii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  To the knowledge of the Company, as of the date of this Agreement, no Company Producer has been since January 1, 2006, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law applicable to the writing, sale or production of insurance or other business for the Company or any Company Subsidiary, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  To the knowledge of the Company, as of the date of this Agreement, no Company Producer individually accounting for 1% or more of the total gross premiums of all Company Subsidiaries for the year ended December 31, 2007 has notified the Company or any Company Subsidiary that such Company Producer will be unable in any material respect or unwilling to continue its relationship as a Company Producer with the Company or any Company Subsidiary within twelve months after the date hereof.

Section 3.17          Policy Reserves.  The policy reserves of the Company Insurance Subsidiaries recorded in their respective Company SAP Statements, as of December 31, 2007, (a) have been computed in all material respects in accordance with generally accepted actuarial standards in effect on such date and (b) were in compliance in all material respects with the requirements for policy reserves established by the domiciliary insurance regulatory authority of such Company Insurance Subsidiary; provided, however, that it is acknowledged and agreed by Parent and Merger Sub that the Company is not making any representation or warranty in this Section 3.17 as to the adequacy or sufficiency of reserves.

Section 3.18          Title to Properties; Absence of Liens.

(a)     Section 3.18(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned by the Company or any of its Subsidiaries (the "Owned Real Property"), and includes the address of such Owned Real Property.  The Company or one of its Subsidiaries has good and marketable title to each parcel of Owned Real Property, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Owned Real Property is not subject to any material Liens (other then Permitted Liens).

(b)     Section 3.18(b) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased to or by the Company or any of its Subsidiaries providing for an annual rent of more than $250,000 (collectively, the "Leased Real Property").  The Company or one of its Subsidiaries has in all material respects a valid leasehold interest in all Leased Real Property, in each case as to such leasehold interest, free and clear of all material Liens (other than Permitted Liens).

Section 3.19          Opinion of Financial Advisor.  The Board of Directors of the Company has received an opinion from Morgan Stanley & Co. Incorporated ("Morgan Stanley"), dated as of the date of this Agreement and addressed to the Board of Directors of the Company to the effect that, as of the date hereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of Company Shares pursuant to this Agreement is fair, from a financial point of view, to such holders of Company Shares (other than Parent and its Subsidiaries, except in the case of Company Shares held in investment portfolios of Parent or any of its Subsidiaries).  The Company has been authorized by Morgan Stanley to include such opinion in its entirety in the Proxy Statement.

Section 3.20          Taxes.

(a)     All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been duly filed when due (including extensions) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects.

(b)     The Company and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established in accordance with the applicable accounting standard an adequate accrual for all material Taxes on the most recent financial statements contained in the Company SEC Documents and on the Company SAP Statements.

(c)     The federal income Tax Returns of the Company and its Subsidiaries, through the Tax year ended December 31, 2003, have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(d)     There is no claim, audit, action, suit, request for written ruling, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax Asset which (except in the case of a request for a written ruling) if determined adversely would be expected to result in a material Tax deficiency.

(e)     Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that would otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.

(f)     The Company and each of its Subsidiaries have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose.  The Company and each of its Subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under applicable Law.

(g)     Neither the Company nor any of its Subsidiaries is liable for material Taxes of any Person (other than the Company and its Subsidiaries) as a result of being (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (iii) a party to a tax sharing, tax indemnity or tax allocation agreement or any other agreement to indemnify such Person.

(h)     Neither the Company nor any of its Subsidiaries has entered into any transaction that is a "listed transaction" as defined in Treasury Regulation §1.6011-4(b)(2).

Section 3.21          Employee Benefit Plans and Related Matters; ERISA.

(a)     Section 3.21(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement a true and complete list of the material Company Benefit Plans, including all Company Benefit Plans subject to ERISA or similar provisions of non-U.S. Law.  With respect to each such Company Benefit Plan, the Company has made available to Parent a true and complete copy of such Company Benefit Plan, if written, or a description of the material terms of such Company Benefit Plan if not written, and to the extent applicable, (i) all material trust agreements, insurance contracts or other funding arrangements, (ii) the most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iii) the most recent Form 5500 with all attachments required to have been filed with the IRS or the Department of Labor or any similar reports filed with any comparable Governmental Entity in any non-U.S. jurisdiction having jurisdiction over any Company Benefit Plan and all schedules thereto, (iv) the most recent IRS determination letter, (v) all material current summary plan descriptions, (vi) any actuarial study of any pension, disability, post-employment life or medical benefits provided under any such Company Benefit Plan and (vii) statements or other communications regarding withdrawal or other multiemployer plan liabilities (or similar liabilities pertaining to any non-U.S. employee benefit plan sponsored by the Company or any of its Subsidiaries, if any).

(b)     Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS that the Company Benefit Plan is so qualified, and, to the knowledge of the Company, there are no existing circumstances or any events that would reasonably be expected to adversely affect the qualified status of any such plan in a manner which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Each Company Benefit Plan has been administered and operated in accordance with its terms and with applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)     Neither the Company nor any of its Subsidiaries, nor any of their ERISA Affiliates contributes to, sponsors or maintains or has in the past sponsored, maintained, contributed to or had any liability in respect of any pension plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or any similar provisions of non-U.S. Law.

(d)     There are no claims pending, or to the knowledge of the Company, threatened in writing with respect to any of the Company Benefit Plans by any employee or otherwise involving any such plan or the assets of any such plan (other than routine claims for benefits), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e)     No Company Benefit Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or is a "multiple employer plan" within the meaning of Section 4063 or 4064 of ERISA.  Neither the Company nor any of its Subsidiaries has at any time during the last six (6) years contributed to or been obligated to contribute to any such type of plan.

(f)      The consummation of the transactions to which the Company is a party contemplated hereby will not, either alone or in combination with another event, (i) entitle any current or former director, officer or employee of the Company or of any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, officer or employee, (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on the Company's rights to administer, amend or terminate any Company Benefit Plan or (iv) result in any payment (whether in cash or property or the vesting of property) to any "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) that would reasonably be construed, individually or in combination with any other such payment, to constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).  No person is entitled to receive an additional payment (including any tax gross up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of the excise tax required by Section 4999(a) of the Code.

Section 3.22          Employees, Labor Matters.

(a)     Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, and, to the knowledge of the Company, there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees of the Company or any of its Subsidiaries in their capacity as such.

(b)     Since January 1, 2006, there has not occurred or, to the knowledge of the Company, been threatened in writing any material strike, slowdown, work stoppage, concerted refusal to work overtime or other similar labor activity or union organizing campaign with respect to any employees of the Company or any of its Subsidiaries.  There are no labor disputes subject to any formal grievance procedure, arbitration or litigation and there is no representation petition pending or, to the knowledge of the Company, threatened in writing with respect to any employee of the Company or any of its Subsidiaries, in each case, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.23          Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries has received any written notice, demand, request for information, citation, summons or order, and no complaint has been filed, no penalty has been assessed, and no investigation, action, written claim, suit or proceeding is pending or, to the knowledge of the Company, is threatened in writing by any Governmental Entity or other Person with respect to or arising out of any applicable Environmental Law and (b) to the knowledge of the Company, no "release" of a "hazardous substance" (as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.) has occurred at, on, above, under or from any Owned Real Property or Leased Real Property that is reasonably likely to result in any material cost, liability or obligation of the Company or any Company Subsidiary under any applicable Environmental Law.

Section 3.24          Intellectual Property.

(a)     Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries own, license or otherwise possess sufficient rights to use Intellectual Property used in the respective businesses of the Company and each of its Subsidiaries as conducted on the date of this Agreement and (ii) to the knowledge of the Company, all patents and all registrations for trademarks, service marks and copyrights owned by the Company or its Subsidiaries are valid and subsisting.

(b)     Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there are no claims pending or, to the knowledge of the Company, threatened in writing by any Person alleging that the Company or its Subsidiaries or their respective businesses as conducted on the date of this Agreement infringes the Intellectual Property of any Person and (ii) to the knowledge of the Company, no Person is infringing the Intellectual Property owned by the Company or any of its Subsidiaries.

Section 3.25          Material Contracts.

(a)     The Company has made available to Parent a true and complete copy of each Contract to which the Company or any of its Subsidiaries is a party as of the date of this Agreement or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound as of the date of this Agreement, which: (i) is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC; (ii) contains covenants of the Company or any of its Subsidiaries not to compete or engage in any line of business or compete with any Person in any geographic area, in each case, in a manner that is material to the Company and its Subsidiaries, taken as a whole, or would bind Parent or its pre-Closing Affiliates after the Effective Time; or (iii) pursuant to which the Company or any of its Subsidiaries has entered into a partnership or joint venture with any other Person (other than the Company or any of its Subsidiaries) that is material to the business of the Company and its Subsidiaries, taken as a whole.  Each instrument of the type described in clauses (i) through (iii) of this Section 3.25(a) is referred to herein as a "Material Contract."

(b)     Each Material Contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) a valid and binding obligation of the Company or its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception, except (i) to the extent they have previously expired or terminated in accordance with their terms and (ii) for any failures to be valid and binding which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party is in breach of or in default under any Material Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by any party thereto, except for such breaches and defaults which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.26          Brokers and Finders' Fees.  Except for Morgan Stanley, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions to which the Company is a party contemplated hereby.

Section 3.27          No Other Representations and Warranties; Disclaimer.

(a)     Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or operations or (ii) any oral or written information presented to Parent,

Merger Sub, or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)     Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that neither Parent, Merger Sub nor any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, the Company acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of  its Affiliates or Representatives.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent to the Company on or prior to the execution and delivery of this Agreement (the "Parent Disclosure Schedule") (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any section of this Agreement or any other section or subsection of the Parent Disclosure Schedule to which the relevance of such disclosure to the applicable representation and warranty or covenant or obligation is reasonably apparent), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1            Corporate Existence and Power.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and Merger Sub has all requisite corporate, partnership or other similar powers and all governmental licenses, authorizations, permits, certificates, registrations, consents, franchises, variances, exemptions, orders and approvals required to carry on its business as conducted on the date of this Agreement (the "Parent Permits"), except for those powers, licenses, authorizations, permits, consents, franchises, variances, exemptions, orders and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to be in such compliance would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is required, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2            Corporate Authorization.

(a)     Each of Parent and Merger Sub have all necessary corporate or other similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party contemplated hereby.  The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions to which it is a party contemplated hereby have been duly authorized by all necessary corporate or other similar action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions to which it is a party contemplated hereby.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due power and authority of, and due execution and delivery by, the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)     The respective Boards of Directors of Parent and Merger Sub, each at a meeting duly called and held and at which a quorum of directors was present, have unanimously (i) approved and declared it advisable and in the best interests of Parent or Merger Sub, as the case may be, to enter into this Agreement providing for the Merger, upon the terms and subject to the conditions set forth herein and (ii) approved the execution, delivery and performance by Parent or Merger Sub, as the case may be, of this Agreement and the consummation of the transactions to which Parent or Merger Sub, as the case may be, is a party contemplated hereby, upon the terms and subject to the conditions set forth herein.

(c)     No vote or other action of any members or Affiliates of Parent or the holders of any class or series of capital stock of any Subsidiary of Parent (including Merger Sub) is required by Law, the Constituent Documents of Parent or any Subsidiary of Parent or otherwise in order for Parent and Merger Sub to consummate the transactions to which they are a party contemplated hereby.  Parent, as the sole shareholder of Merger Sub as of the date of this Agreement, has approved this Agreement.

Section 4.3            Governmental Authorization.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions to which it is a party contemplated hereby require at or prior to the Closing no consent or approval by, or filing with, any Governmental Entity, other than (a) the filing of the Articles of Merger with the Secretary of State of the State of Washington and appropriate documents with the relevant authorities of other states in which Parent and Merger Sub are qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable federal or state securities Laws or "blue sky" Laws, (d) compliance with any applicable requirements of NYSE, (e) approvals or filings under Insurance Laws as set forth in Section 4.3 of the Parent Disclosure Schedule (the "Parent Insurance Approvals" and, with the Company Insurance Approvals, the "Transaction Approvals"), (f) the Company Insurance Approvals (assuming the accuracy and completeness of Section 3.3(e)), (g) those consents, approvals or filings as may be required as a result of the business or identity of the Company or any of its Affiliates and (h) any other consents, approvals or filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 4.4            Non-Contravention.  The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation by each of Parent and Merger Sub of the transactions to which it is a party contemplated hereby will not, (a) violate or conflict with or result in any breach of any provision of the Constituent Documents of Parent or the Constituent Documents of Merger Sub, (b) assuming compliance with the matters referred to in Section 3.3 (and assuming the accuracy of Section 3.3) and Section 4.3, violate or conflict with any provision of any applicable Law or Order, (c) violate or conflict with or result in any breach or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled, or require consent by any Person under any material agreement or other material instrument binding upon Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except in the case of clause (b), (c) or (d), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 4.5            Capitalization; Interim Operations of Merger Sub.  The authorized capital stock of Merger Sub consists solely of 10,000 shares of common stock, no par value per share, all of which are issued and outstanding.  All of the issued and outstanding shares of capital stock of Parent and Merger Sub are owned, directly or indirectly, by Liberty Mutual Holding Company Inc.  All of the issued and outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued and are fully paid and nonassessable and free and clear of preemptive or other similar rights, and were not issued in violation of the Constituent Documents of Merger Sub.  Merger Sub has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation or contemplated by this Agreement.

Section 4.6            Information Supplied .  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that, in each case, no representation or warranty is made by Parent or Merger Sub with respect to statements made or for incorporation by reference therein based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 4.7            Compliance with Laws.

(a)     Since January 1, 2006, the business and operations of Parent and its Subsidiaries have been conducted in compliance with all applicable Laws (including Insurance Laws), except where the failure to so conduct such business and operations would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)     All of the Parent Permits of each Parent Insurance Subsidiary conducting insurance operations are in full force and effect in accordance with their terms and there is no proceeding or investigation to which Parent or any such Parent Insurance Subsidiary is subject before a Governmental Entity that is pending or, to the knowledge of Parent, threatened in writing that would reasonably be expected to result in the revocation, failure to renew or suspension of, or placement of a restriction on, any such Parent Permits, except where the failure to be in full force and effect in accordance with their terms, revocation, failure to renew, suspension or restriction would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c)     There is no proceeding to which Parent or any Parent Insurance Subsidiary is subject before any Governmental Entity pending or, to the knowledge of Parent, threatened in writing regarding whether any of the Parent Insurance Subsidiaries has violated any applicable Insurance Laws, nor to the knowledge of Parent, any investigation by any Governmental Entity pending or threatened in writing with respect to possible violations of, any applicable Insurance Laws, except for proceedings or investigations relating to violations or possible violations which would not individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Since January 1, 2006, each Parent Insurance Subsidiary has filed all material reports required to be filed by it with its domiciliary state insurance department or such failure to file has been remedied.  Except as required by applicable Law and the Parent Permits maintained by the Parent Insurance Subsidiaries, there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on the Parent Insurance Subsidiaries to which Parent or any Parent Insurance Subsidiary is a party, on the one hand, and any Governmental Entity is a party or addressee, on the other hand, or Orders specifically with respect to Parent or any Parent Insurance Subsidiary, that (i) limit in any material respect the ability of any of the Parent Insurance Subsidiaries to issue insurance policies under its Parent Permits, (ii) impose any requirements on Parent or any of the Parent Insurance Subsidiaries in respect of risk-based capital requirements that materially increase or modify the risk-based capital requirements imposed under applicable Insurance Laws, (iii) relate to the ability of any of the Parent Insurance Subsidiaries to pay dividends or (iv) restrict in any material respect the conduct of business of Parent or any of the Parent Insurance Subsidiaries.

Section 4.8            Litigation.  There is no action, suit, investigation, claim, complaint, demand, summons, cease and desist letter, subpoena, injunction, notice of violation or other proceeding pending against, or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries before any Governmental Entity, (other than insurance claims litigation or arbitration arising in the ordinary course of business), that, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.  As of the date of this Agreement, there is no Order outstanding against the Parent or any of its Subsidiaries which would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.

Section 4.9            Brokers and Finders' Fees.  Except for Lehman Brothers, the fees and expenses of which will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who is entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions to which Parent or Merger Sub is a party contemplated hereby.

Section 4.10          Financing.  Parent has, and will have available at and at all times prior to Closing, sufficient (a) cash, marketable securities, available lines of credit or (b) other sources of immediately available funds to deliver the Aggregate Merger Consideration and any other amounts incurred or otherwise payable by Parent, Merger Sub or the Surviving Corporation in connection with the transactions contemplated hereby.  Parent has the financial resources and capabilities to fully perform its obligations under this Agreement.

Section 4.11          Interested Shareholder.  At the time immediately preceding the date of this Agreement, neither Parent nor any of its Affiliates is, with respect to the Company, an "acquiring person" as such term is defined in Section 23B.19 of the WBCA.

Section 4.12          No Other Representations and Warranties; Disclaimer.

(a)     Except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and each of Parent and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent, Merger Sub nor any other Person makes or has made any representation or warranty to the Company or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent, any of its Subsidiaries or their respective businesses, or (ii) any oral or written information presented to the Company or any of their Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)     Each of Parent and Merger Sub acknowledge and agree that it (i) has had the opportunity to meet with the management of the Company and to discuss the business, assets and liabilities of the Company and its Subsidiaries, (ii) has had access to such books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries which it and its Affiliates and Representatives have desired or requested to review, (iii) has had access to the electronic dataroom maintained by the Company through Merrill DataSite for purposes of the transactions contemplated hereby, (iv) has been afforded the opportunity to ask questions of and receive answers from officers of the Company, and (v) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses, assets, liabilities and the transactions contemplated hereby.

(c)     Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Article III hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub or any of their respective Affiliates or Representatives.  Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent, Merger Sub or any of their respective Affiliates or Representatives.

ARTICLE V
CONDUCT OF BUSINESS

Section 5.1            Conduct of Business by the Company.

(a)     From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, except (x) as prohibited or required by applicable Law or by any Governmental Entity, (y) as set forth in Section 5.1 of the Company Disclosure Schedule or (z) as otherwise contemplated, required or permitted by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact in all material respects its business organization and goodwill and relationship with customers, third party payors, including Governmental Entities, and others with which it has material business dealings.

(b)     In addition to and without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, except (x) as prohibited or required by applicable Law or by any Governmental Entity, (y) as set forth in Section 5.1 of the Company Disclosure Schedule or (z) as otherwise contemplated, required or permitted by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(i)     amend or propose or agree to amend, in any material respect, any of its Constituent Documents;

(ii)     (A) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock, except for (1) dividends or distributions by any wholly owned Subsidiary of the Company to the Company or to any other wholly owned Subsidiary of the Company or (2) regular quarterly cash dividends paid by the Company on the Common Stock not in excess of $0.40 per share per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the Common Stock), with record and payment dates as set forth in Section 5.1(b)(ii) of the Company Disclosure Schedule, (B) adjust, split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock or (C) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, except (1) for repurchases of Company Shares in an aggregate amount not to exceed the amount set forth in Section 5.1(b)(ii) of the Company Disclosure Schedule or (2) for repurchases of Company Shares in connection with the exercise of Options or in connection with the vesting or settlement of other equity and equity-linked awards outstanding as of the date of this Agreement or awarded after the date of this Agreement in accordance with the terms of this Agreement;

(iii)     issue, sell, grant, pledge, amend, grant any rights in respect of or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security) or make any changes (by combination, merger, consolidation, reorganization, liquidation or otherwise) in the capital structure of the Company or any of its Subsidiaries, except for the issuance of (A) the issuance of Company Shares pursuant to Contracts in effect prior to the execution and delivery of this Agreement and made available to Parent, (B) the issuance of Company Shares in connection with the exercise of Options or the vesting or settlement of other equity or equity-linked awards outstanding as of the date of this Agreement or (C) issuances by a wholly owned Subsidiary of the Company of capital stock to such Subsidiary's parent, the Company or another wholly owned Subsidiary of the Company;

(iv)     merge or consolidate with any other Person or acquire any material assets or make a material investment in (whether through the acquisition of stock, assets or otherwise) any other Person, except for (A) acquisitions of inventory, equipment and software in the ordinary course of business or (B) ordinary course investment portfolio transactions in accordance with the Company's investment guidelines;

(v)     sell, lease, license, subject to a material Lien, except for a Permitted Lien, or otherwise dispose of any material assets, product lines or businesses of the Company or any of its Subsidiaries (including capital stock or other equity interests of any Subsidiary) except (A) pursuant to Contracts in effect prior to the execution and delivery of this Agreement and ordinary course renewals thereof, (B) ordinary course investment portfolio transactions in accordance with the Company's investment guidelines or (C) sales, leases or licenses of inventory, equipment, software and other assets in the ordinary course of business;

(vi)     (A) make any loans, advances or capital contributions to any other Person, except (1) in connection with the agency loan program of the Company not to exceed $10,000,000 in the aggregate, (2) by the Company or any of its Subsidiaries to or in the Company or any of its Subsidiaries and (3) for ordinary course investment portfolio transactions in accordance with the Company's investment guidelines in effect on the date hereof; (B) create, incur, guarantee or assume any indebtedness, except for (1) transactions among the Company and its wholly owned Subsidiaries or among the Company's wholly owned Subsidiaries,

(2) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness on materially no less favorable terms, (3) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company or (4) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution and delivery of this Agreement and set forth in Section 5.1(b)(vi) of the Company Disclosure Schedule or the issuance of new commercial paper by the Company; (C) make or commit to make any capital expenditure in excess of $10,000,000 in the aggregate during any twelve (12) month period other than capital expenditures set forth in the Company's capital budget for fiscal 2008 previously made available to Parent; or (D) cancel any material debts of any Person to the Company or any of Subsidiary of the Company or waive any claims or rights of material value, except for cancellations or waivers in the ordinary course of business;

(vii)     except as required by Contracts in effect prior to the execution and delivery of this Agreement or Company Benefit Plans, (A) increase the compensation or other benefits payable or provided to the Company's directors or to employees at or above the Senior Vice President level; (B) except in the ordinary course of business consistent with past practice, materially increase the compensation or other benefits payable or provided to the Company's employees below the Senior Vice President level (the ordinary course including, for this purpose, the employee salary and short- and long-term incentive compensation review process and related adjustments substantially as conducted each year), provided that the Company may make cash incentive grants to new hires in a value substantially equivalent to the value of equity awards historically granted to new hires in the ordinary course of business; (C) enter into any employment, change of control, severance or retention agreement with any employee of the Company (except (1) for an agreement, other than a change of control agreement, with an employee below the Senior Vice President level who has been hired to replace a similarly situated employee, (2) for renewals or replacements of existing employment agreements with current employees upon expiration of the term of the applicable agreement on substantially the same terms as the previous agreement, (3) any retention agreement entered into with an employee in the ordinary course of business which provides for cash retention awards permitted by Section 6.6(f) of the Company Disclosure Schedule or (4) separation agreements entered into with employees in the ordinary course of business consistent with past practice in connection with terminations of employment; provided, that the Company shall not enter into any separation agreement or arrangement without obtaining a general release of claims from the applicable employee); or (D) except as permitted pursuant to clause (C) above, establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as would not result in a material increase in cost to the Company or as is required (x) to comply with Section 409A of the Code or (y) by the terms of such agreement, plan, trust, fund, policy or arrangement;

(viii)     (A) settle or compromise any material claim, audit, arbitration, suit, investigation, complaint or other proceeding in excess of the amount of the corresponding reserve established on the consolidated balance sheet of the Company as reflected in the most recent applicable Company SEC Document plus any applicable third party insurance proceeds, except (1) as required by any Contract in effect prior to the execution and delivery of this Agreement, (2) for any settlements or compromises of insurance claims or litigation or arbitration arising in the ordinary course of business or (3) for any settlements or compromises involving total aggregate payments not in excess of the amount set forth in Section 5.1(b)(viii) of the Company Disclosure Schedule, it being understood that this subsection (3) shall be in addition to and not in limitation of subsections (1) and (2) above, or (B) enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claim or audit that would materially restrict the operations of the business after the Effective Time;

(ix)     except in the ordinary course of business consistent with past practice, (a) modify or amend in any materially adverse respect or terminate any Material Contract, except that, immediately prior to the Effective Time, the Company shall have the right to terminate the Credit Agreement and repay all then outstanding indebtedness thereunder, (b) enter into any successor agreement to an expiring Material Contract that changes the terms of the expiring Material Contract in a way that is materially adverse to the Company or any Company Subsidiary or (c) enter into any new agreement that would have been considered a Material Contract (other than those described in Section 3.25(a)(ii)) if it were entered into at or prior to the date hereof;

(x)     effect or permit a "plant closing" or "mass layoff" as those terms are defined in Worker Adjustment and Retraining Notification Act of 1988 (together with any similar state or local Law, "WARN") without complying with the notice requirements and all other provisions of WARN;

(xi)     enter into any new material reinsurance transaction as cedent that (A) does not contain market cancellation, termination and commutation provisions or (B) materially adversely changes the existing reinsurance profile of the Company and its Subsidiaries on a consolidated basis outside of the ordinary course of business;

(xii)     alter or amend in any material respect any existing underwriting, claim handling, loss control, investment, actuarial, financial reporting or accounting practices, guidelines or policies (including compliance policies) or any material assumption underlying an actuarial practice or policy, except as may be required by (or, in the reasonable good faith judgment of the Company, advisable under) GAAP or SAP;

(xiii)     except in the ordinary course of business and in a manner consistent with past practice (A) make or rescind any Tax election, (B) settle or compromise any claim related to Taxes or (C) enter into a written and legally binding agreement with a Taxing Authority relating to Taxes;

(xiv)     (A) make a request for a written ruling of a Taxing Authority relating to Taxes or (B) change any of its methods of reporting income or deductions (including changes in methods of accounting) for federal income Tax purposes from those employed in the preparation of its federal income Tax Returns for the taxable year ended December 31, 2006;

(xv)     enter into or renew or extend any agreements or arrangements that materially limit or otherwise materially restrict the Company or any Company Subsidiary or any of their respective Affiliates or any successor thereto, or that would, after the Effective Time, materially limit or materially restrict Parent or any of its Affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any material geographic area

(xvi)     terminate, cancel, amend or modify any insurance policies maintained by it covering the Company or any of its Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

(xvii)     adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries; or

(xviii)     authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

Section 5.2            Conduct of Business by Parent(i) .  From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, unless the Company shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, acquire or propose to acquire beneficial ownership of shares of capital stock of the Company or any of its Subsidiaries, except for ordinary course investment portfolio transactions in accordance with Parent's investment guidelines.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1            Preparation of the Proxy Statement.  As promptly as practicable after the execution and delivery of this Agreement, the Company shall prepare (with Parent's reasonable cooperation) and file with the SEC the proxy statement (as amended or supplemented from time to time, the "Proxy Statement") to be mailed to the shareholders of the Company relating to the Company Shareholders Meeting.  Each of Parent and the Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing.  Parent shall furnish to the Company all information as may be reasonably requested by the Company in connection with any such action and the preparation, filing and mailing of the

Proxy Statement.  Subject to applicable Law, as promptly as reasonably practicable after the SEC or its staff advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the shareholders of the Company.  No filing of, or amendment or supplement to the Proxy Statement shall be made by the Company, and no response to any comments of the SEC or its staff with respect thereto shall be submitted by the Company, without providing Parent a reasonable opportunity to review and comment thereon and giving due consideration to inclusion in the Proxy Statement or any such response comments reasonably proposed by Parent.  If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, mailed to the shareholders of the Company.  The Company shall notify Parent promptly of the receipt of any comments from the SEC or the staff of the SEC with respect to the Proxy Statement and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information.  The Company shall respond promptly to any comments or requests from the SEC or the staff of the SEC and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement.

Section 6.2            Shareholders Meeting; Company Board Recommendation.  As promptly as reasonably practicable after the SEC or its staff advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, the Company, acting through its Board of Directors, and in accordance with applicable Law and the rules and regulations of NYSE, shall (a) subject to Section 6.3(f), duly call, give notice of, convene and hold a meeting of the shareholders of the Company for the purpose of obtaining the Requisite Shareholder Vote (the "Company Shareholders Meeting"); provided, however, that the Company shall be permitted to delay or postpone convening the Company Shareholders Meeting if in the good faith judgment of the Board of Directors of the Company or any committee thereof (after consultation with its outside legal advisors) such delay or postponement of the Company Shareholders Meeting is consistent with its fiduciary duties under applicable Law and (b) subject to Section 6.3(d) and Section 6.3(f), include in the Proxy Statement the Company Board Recommendation.

Section 6.3            No Solicitation.

(a) The Company agrees that it shall, and shall cause its Subsidiaries, directors, officers and employees to, and shall use its reasonable best efforts to cause its other Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal.   Except as permitted by Section 6.3(b), the Company shall not, and shall cause each of its Subsidiaries, directors, officers and employees not to, and shall use its reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or knowingly facilitate, any Takeover Proposal or the making or consummation thereof or (ii) enter into, continue or otherwise participate in any discussions (except to notify such Person of the existence of the provisions of this Section 6.3) or negotiations regarding, or furnish to any Person any non-public material information in connection with, any Takeover Proposal.  Notwithstanding anything to the contrary contained herein, the Company shall be permitted to terminate, amend, modify, waive or fail to enforce any provision of any "standstill" or similar obligation of any Person if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with its fiduciary duties under applicable Law.  The Company agrees that any material violations of the restrictions set forth in this Section 6.3(a) by any Representative of the Company shall be deemed to be a breach by the Company.

(b)     Notwithstanding the provisions of the second sentence of Section 6.3(a), at any time prior to obtaining the Requisite Shareholder Vote, in response to a written Takeover Proposal received after the execution and delivery of this Agreement which did not arise as a result of a material breach of the Company's obligations under Section 6.3(a), (A) the Company and its Representatives may contact such Person making such Takeover Proposal (and its representatives) solely to clarify the terms and conditions thereof and (B) if the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Takeover Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, the Company and its Representatives may (1) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its representatives), provided that (A) prior to so furnishing such information the Company has entered into a confidentiality agreement with such Person on terms not less restrictive in the aggregate to such Person than the provisions of the Confidentiality Agreement are to Parent, its Affiliates and their respective personnel and representatives and (B) all such information has previously been provided or made available to Parent or its Representatives or is provided or made available to Parent or its Representatives prior to or substantially concurrent with the time it is provided to such Person and (2) participate in discussions or negotiations with the Person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.

(c)     None of the Board of Directors of the Company nor any committee thereof shall (i) withdraw (or modify or qualify in a manner adverse to Parent) the Company Board Recommendation, (ii) fail to include the Company Board Recommendation in the Proxy Statement, (iii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Takeover Proposal (any action described in these clauses (i), (ii) or (iii) being referred to as a "Recommendation Withdrawal"), or (iv) allow the Company or any of its Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar Contract (other than a confidentiality agreement referred to in Section 6.3(b)) providing for, with respect to, or in connection with, any Takeover Proposal; provided, however, that (A) the delivery by the Company, the Board of Directors of the Company or any committee thereof of any notice specified in Section 6.3(e) shall not be deemed to be or constitute a Recommendation Withdrawal and (B) the provision of factual information by the Company to its shareholders shall not be deemed to be or constitute a

Recommendation Withdrawal so long as the disclosure through which such factual information is conveyed, taken as a whole, is not contrary to or materially inconsistent with the Company Board Recommendation.

(d)     Notwithstanding the provisions of Section 6.3(c), at any time prior to obtaining the Requisite Shareholder Vote, and subject in each case to the prior compliance with Section 6.3(e), (i) the Board of Directors of the Company may make a Recommendation Withdrawal if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; or (ii) without limiting the effect of the Section 6.3(c) proviso and Section 6.3(d)(i) and the rights provided for thereunder, in response to a written Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, the Company may terminate this Agreement pursuant to Section 8.1(d)(ii) and this Section 6.3(d)(ii) and, concurrently with such termination, may enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.1(d)(ii) and this Section 6.3(d)(ii), and any such purported termination shall be void and of no force or effect, unless the Company pays to Parent the fee payable pursuant to Section 8.3(c) prior to or concurrently with such termination.

(e)     Notwithstanding anything to the contrary contained in this Agreement, the Board of Directors of the Company may not make a Recommendation Withdrawal or terminate this Agreement pursuant to Section 8.1(d)(ii) and Section 6.3(d)(ii), unless (i) if such Recommendation Withdrawal is not being made as a result of a Superior Proposal, the Company shall have provided to Parent two (2) Business Days prior written notice advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor or (ii) if such Recommendation Withdrawal or termination is being made as a result of a Superior Proposal, (A) the Company shall have provided to Parent four (4) Business Days prior written notice advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor as well as the material terms and conditions of any Superior Proposal (including the identity of the Person making such Superior Proposal and copies of all documents or correspondence evidencing such Superior Proposal), (B) during such four (4) Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent regarding any amendment to this Agreement proposed in writing by Parent and (C) such Takeover Proposal continues to constitute (in the good faith judgment of the Board of Directors) a Superior Proposal.

(f)      Unless this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii), or Parent pursuant to Section 8.1(c)(ii), and, in each case, subject to Section 6.2, (i) the obligation of the Company to call, give notice of, convene and hold the Company Shareholders Meeting and to hold a vote of the shareholders of the Company on the approval of this Agreement and the Merger at the Company Shareholders Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Takeover Proposal (whether or not a Superior Proposal), or by a Recommendation Withdrawal, and (ii) if the Company makes a Recommendation Withdrawal pursuant to Section 6.3(d)(i), (A) the Company shall nevertheless submit this Agreement and the Merger to a vote of the shareholders of the Company and (B) the Proxy Statement and any and all accompanying materials may include appropriate disclosure with respect to such Recommendation Withdrawal.

(g)     In addition to the obligations of the Company set forth in the other provisions of this Section 6.3, the Company shall as promptly as practicable (and in any event within 24 hours after receipt) advise Parent orally and in writing of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal (including any material changes thereto) and the identity of the Person making the Takeover Proposal.  The Company shall thereafter keep Parent reasonably informed on a reasonably current basis of the status of any such Takeover Proposal (including any material change to the terms thereof).

(h)     Nothing contained in this Section 6.3 shall prohibit the Company or the Board of Directors of the Company from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the shareholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with applicable Law or (iii) informing any Person of the existence of the provisions contained in this Section 6.3; provided that any Recommendation Withdrawal may only be made in accordance with Section 6.3(d); it being understood that a "stop, look and listen" communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the shareholders of the Company) shall not be deemed to be or constitute a Recommendation Withdrawal.

(i)      For purposes of this Agreement:

"Takeover Proposal" means any proposal or offer from any Person (other than Parent or any of its Subsidiaries) relating to, or that would reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Subsidiary of the Company) or businesses that constitute 20% or more of the assets or account for 20% or more of the net income of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of the Company, (ii) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 20% or more of any class of equity securities of the Company, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or any of its Subsidiaries, in each case, pursuant to which any Person or the shareholders of any Person would own 20% or more of any class of equity securities of the Company or of any resulting parent company of the Company, in each case other than the transactions contemplated hereby;

"Superior Proposal" means a Takeover Proposal (with all references to "20% or more" in the definition of Takeover Proposal being deemed to be references to "more than 50%") made in writing that is on terms that the Board of Directors of the Company determines in good faith (after consulting with its financial advisor and outside legal counsel), taking into account, among other things, all legal, financial and other aspects of the Takeover Proposal and the Person making the Takeover Proposal, is more favorable to the shareholders of the Company than the transactions contemplated hereby (including any written offer by Parent (capable of acceptance by the Company) to amend this Agreement which is received prior to the applicable determination by the Company Board of Directors that a Superior Proposal exists).

Section 6.4            Access to Information.  The Company shall, and shall cause each of its Subsidiaries to, afford the Representatives of Parent reasonable access during normal business hours to the Company's and its Subsidiaries' properties, books, records, Contracts and personnel, and shall furnish, and shall cause to be furnished, as promptly as reasonably practicable to Parent (a) a copy of each report, schedule and other document filed, furnished, published or announced by it during such period pursuant to the requirements of federal or state securities Laws or any Governmental Entity and (b) all other information concerning the Company's and its Subsidiaries' business, properties and personnel as Parent may reasonably request; provided that the Company may restrict the foregoing access to those Persons who have entered into or are bound by a confidentiality agreement with the Company and to the extent required by applicable Law.  All such access shall be subject to reasonable restrictions imposed from time to time with respect to the provision of privileged communications or any applicable confidentiality agreement with any Person.  In conducting any inspection of any properties of the Company and its Subsidiaries, Parent and its Representatives shall not (i) interfere with the business of the Company or any of its Subsidiaries conducted at such property or (ii) damage any property or any portion thereof.  Prior to the Effective Time, Parent and its Representatives shall not have the right to conduct environmental testing or sampling at any of the facilities or properties of the Company or any of its Subsidiaries.  All information obtained pursuant to this Section 6.4 shall continue to be governed by the Confidentiality Agreement which shall remain in full force and effect in accordance with its terms.  No investigation pursuant to this Section 6.4 shall affect the representations and warranties or conditions to the obligations of the parties contained herein.

Section 6.5            Reasonable Best Efforts.

(a)     Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws and regulations to consummate the transactions contemplated hereby as soon as reasonably possible after the date of this Agreement (and in any event no later than the Outside Date), including (i) preparing and filing as promptly as practicable all documents to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, authorizations, approvals and permits contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary or advisable to make all necessary filings and obtain all such consents, clearances, waivers, licenses, orders, registrations, authorizations, approvals and permits (including providing all necessary information and documentary material and providing personnel as necessary to attend any regulatory meetings, hearings or other proceedings).  In furtherance and not in limitation of the foregoing, each of the Company, Parent and Merger Sub agrees to make, as promptly as reasonably practicable after the date of this Agreement and in any event within twenty five (25) days of the date of this Agreement, (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act, (B) appropriate filings required by the Transaction Approvals and (C) all other necessary filings with any other Governmental Entity with respect to the transactions contemplated hereby and to supply as promptly as practicable any additional information and documentary material that may be reasonably requested pursuant to such requirements and to use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of the Transaction Approvals to occur in the most expeditious manner practicable.  The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act.

(b)     To the extent permissible under applicable Law or any rule, regulation or restriction of any Governmental Entity, each of the Company, Parent and Merger Sub shall, in connection with the efforts referenced above to obtain all requisite approvals, clearances and authorizations for the transactions contemplated hereby under the HSR Act or any other approval of a Governmental Entity (including the Transaction Approvals), use its reasonable best efforts to (i) cooperate in all respects with each other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by any private party, (ii) keep the other parties apprised of the status of matters relating to completion of the transactions contemplated hereby and promptly inform the other parties of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by any private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other parties, or the other parties' legal counsel, to review any communication given by it to the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by any private party, with any other Person (it being understood that each party shall have the right to review in advance, subject to applicable Laws relating to the exchange of information, all of the information relating to such party, and any of its respective Subsidiaries, which appears in any filing made with, or materials submitted to, any third party or any Governmental Entity, with respect to this Agreement or the Merger), (iv) consult with the other parties in advance of any meeting, conference, conference call, discussion or communication with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by any private party, with any other Person and (v) to the extent permitted by such Governmental Entity or other Person, give the other parties the opportunity to attend and participate in such meetings, conferences, conference calls, discussions and communications.

(c)     If any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any applicable Law, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to resolve any such objections or challenges as such Governmental Entity or private party may have to such transactions under such applicable Law so as to permit consummation of the transactions contemplated hereby on the terms set forth in this Agreement as soon as reasonably possible after the date of this Agreement (and in any event no later than the Outside Date).  Without limiting any other provision hereof, each of Parent and the Company shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the consummation of the transactions contemplated hereby, on or before the Outside Date, including by defending through litigation on the merits any claim asserted in any court by any Person, and (ii) avoid or eliminate each and every material impediment that may be asserted by any Governmental Entity with respect to this Agreement and the transactions contemplated hereby, so as to enable the consummation of the Merger to occur as soon as reasonably possible after the date of this Agreement (and in any event no later than the Outside Date).  Without limiting the generality of the foregoing, Parent shall take all actions, including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or any of its Subsidiaries, or effective as of the Effective Time, the Surviving Corporation or any of its Subsidiaries, (B) proposing, negotiating, committing to and effecting obligations and commitments to the communities in which the Company and its Subsidiaries conduct business and (C) otherwise taking or committing to take actions or agreeing to any restrictions, limitations or conditions that limit Parent's or its Subsidiaries', or the Surviving Corporation's or its Subsidiaries', freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries' businesses, product lines or assets, in each case, as may be required in order to obtain any Transaction Approval, or to avoid the entry of, or to effect the dissolution of, any Order or commencement of any action, suit or proceeding, which would otherwise have the effect of preventing or materially delaying the obtaining of the Transaction Approvals or the consummation of the transactions contemplated hereby.

(d)     Notwithstanding anything to the contrary herein, Parent shall not be required to take any actions pursuant to this Section 6.5 which if undertaken would, individually or in the aggregate, reasonably be expected to have (1) a Company Material Adverse or (2) a Parent Material Adverse Effect (it being agreed that for purposes of this clause (2) a "Parent Material Adverse Effect" shall be deemed to occur at the level of materiality at which the event, change, circumstance or effect in question, if it were an effect on the Company and its Subsidiaries instead of Parent and its Subsidiaries, would constitute a Company Material Adverse Effect (clause (1) or (2), a "Regulatory Material Adverse Effect").

Section 6.6            Employee Matters.

(a)     Until the second anniversary of the Effective Time (the "Benefits Continuation Period"), the Surviving Corporation shall provide, or cause to be provided, for those employees of the Company and its Subsidiaries who continue as employees of the Surviving Corporation or any of its Subsidiaries during all or a portion of the Benefits Continuation Period (the "Continuing Employees"), compensation (including base salary, bonus and other cash-based incentive compensation and the value of equity-based incentive compensation) and employee benefits that in the aggregate (with any bonus or other incentive compensation measured at target for this purpose) shall not be any less favorable than the compensation and employee benefits provided by the Company or the applicable Subsidiary to the Continuing Employees immediately prior to the date of this Agreement (excluding, except as provided in Section 6.6(b)(iv) below, retiree medical benefits).  The parties acknowledge and agree that the Continuing Employees will not participate in stock-based compensation plans or programs following the Effective Time.  Nothing herein shall be deemed to be a guarantee of employment for any current or former employee of the Company or any of its Subsidiaries, or other than as provided in any applicable employment agreement or other Contract, to restrict the right of Parent or the Surviving Corporation to terminate any such employee or to give any person any right to any specific terms or conditions of employment.

(b)     The Surviving Corporation shall (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Corporation (except for the short and long term disability benefit plans of the Surviving Corporation or any of its Affiliates, which plans, however, will recognize prior service for purposes of meeting the time requirements in those plans' preexisting condition exclusions; provided, however, any such preexisting condition exclusion shall not apply to preclude a Continuing Employee who had previously received disability benefits under a Company disability plan prior to the Effective Time from receiving coverage for the same condition (as determined using the same criteria as the Company disability plan) following the Effective Time) that a Continuing Employee is eligible to participate in following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Effective Time under the analogous Company Benefit Plan in which such Continuing Employee participated, (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements, and (iii) except in connection with retiree medical benefits which shall be treated in accordance with clause (iv) below, recognize service prior to the Effective Time with the Company and any of its Subsidiaries for purposes of eligibility to participate and vesting and level of benefits (but not for purposes of benefits accrual under any defined benefit pension plan or levels of benefits or entitlement to eligibility or coverage under any post-retirement medical plan) to the same extent such service was recognized by the Company or any of its Subsidiaries under the analogous Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service, and (iv) with respect to any medical plan of the Surviving Corporation which provides post-retirement coverage (other than Company Benefit Plans in which such employee participated prior to the Effective Time), the Surviving Corporation will recognize service only for periods of an employee's service with the Surviving Corporation or its Subsidiaries after the Effective Time except that service prior to the Effective Time shall be credited to Eligible Persons (as defined below) with respect to Parent's or its Affiliates pre- and post-age 65 retiree health program and life insurance.  Such Eligible Persons shall be eligible to participate, following termination of employment with the Surviving Corporation or any of its Subsidiaries, in a retiree health and life insurance program.  In addition, to the extent that such an Eligible Person is or, upon continued employment, would become entitled to cost sharing under such retiree health and life insurance program, cost sharing will be provided under the program of Parent or its Affiliates to allow for a substantially comparable benefit to such Eligible Person.  "Eligible Persons" shall mean (x) individuals who retired from the Company on or after January 1, 2004 with 10 or more years of service and (y) Continuing Employees who retire on or after the Effective Time, who,  in the case of either (x) or (y): (A)(1) were hired by the Company prior to January 1, 2004, (2) were age 36 or older as of December 31, 2004, (3) were or are, as the case may be, age 55 or older on the applicable retirement date, (4) have years of service at retirement from the Company and are an age that total at least 75 and (5) were or are a participant in the Company's medical plan on the applicable retirement date or (B) are former ASI employees who were age 50 or older on December 31, 1998 and had or have at least 10 years of service on the applicable retirement date.  Notwithstanding the foregoing, nothing in this Section 6.6(b) shall limit the right of Parent and the Surviving Corporation or any of their respective Subsidiaries to amend, terminate or otherwise modify any such retiree health and life insurance program following the Effective Time; provided, however, that any amendments, alterations, modifications, or terminations with respect to any such retiree health and life insurance program shall be applied in a consistent manner to Eligible Persons and any Parent retirees who are eligible for coverage under Parent retiree health and life insurance plans.

(c)     From and after the Effective Time, except as otherwise agreed in writing between Parent and a Company employee, Parent will cause the Surviving Corporation and its Subsidiaries to honor, in accordance with its terms (including any rights of amendment, modification or termination provided therein), (i) each existing employment, change in control, severance and termination protection plan or agreement between the Company or any of its Subsidiaries and any officer, director or employee, (ii) all obligations in effect as of the Effective Time under any equity-based, bonus, bonus deferral and vacation plans, programs or agreements of the Company or any of its Subsidiaries and (iii) all obligations in effect as of the Effective Time pursuant to outstanding retention or equity-based plans, programs or agreements, and all vested and accrued benefits under any employee benefit, employment compensation or similar plans, programs, agreements or arrangements of the Company or any of its Subsidiaries.

(d)     With respect to matters described in this Section 6.6 (and the matters described in Section 1.7), the Company shall consult with Parent (and consider in good faith the advice of Parent) prior to sending any material notices or other material communication materials to its employees or former employees.  Prior to the Effective Time, subject to applicable Law, the Company shall provide Parent with reasonable access to such employees and contact information for former employees for purposes of Parent providing reasonable notices or other communication materials regarding Parent compensation and benefit plans and the matters described in this (and the matters described in Section 1.7), provided that such notices or other communication materials are reasonably approved in advance by the Company.

(e)     If and to the extent not paid by the Company prior to the Closing, Parent shall, or shall cause the Surviving Corporation to, pay within ten (10) Business Days following the Closing Date, to each Person who, as of immediately prior to the Closing, was eligible to and participated in the Leadership Performance Plan, Sales Incentive Plan, Surety Plan or the Success Sharing Plan (each an "Eligible Company Employee"), the amount that would have been payable to such Eligible Company Employee for the performance period ending December 31, 2008, determined as if all Company, individual and other performance targets established under such plan in respect of such period were achieved at target, prorated for the performance period beginning January 1, 2008 and ending on the Closing Date.

(f)     The Company shall adopt a retention program for key employees prior to the Closing in accordance with Section 6.6(f) of the Company Disclosure Schedule.

(g)     Notwithstanding anything herein to the contrary, any Continuing Employee who terminates employment during the period ending on the second anniversary of the Effective Time shall be entitled to severance pay and benefits no less favorable than the severance pay and benefits such Continuing Employee would have been entitled to pursuant to the severance plans and arrangements set forth on Section 6.6(g)(i) of the Company Disclosure Schedule had such termination of employment occurred immediately prior to the Effective Time.  In particular, with respect to any Continuing Employee who immediately prior to the Effective Time had the position of a Company Senior Vice President or Vice President shall be provided with severance pay and benefits in accordance with the Company Severance Guidelines set forth on Section 6.6(g)(ii)(a) of the Company Disclosure Schedule, at the typical benefit level without adjustment, with such severance pay and benefits payable upon a termination of the Continuing Employee's employment without "Cause" (as defined and set forth on Section 6.6(g)(ii)(b) of the Company Disclosure Schedule) by the Surviving Corporation or by the Continuing Employee for "Good Reason" (as defined and set forth on Section 6.6(g)(ii)(c) of the Company Disclosure Schedule).

(h)     Nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan or (ii) subject to the requirements of this Section 6.6, shall limit the right of Parent or the Surviving Corporation or any of its Subsidiaries to amend, terminate or otherwise modify any Company Benefit Plan following the Closing Date.

Section 6.7            Expenses.  Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses.  As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, filing, printing and mailing of the Proxy Statement and the solicitation of the Requisite Shareholder Vote.

Section 6.8         Transfer Taxes.  The Company and Parent shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated hereby.

Section 6.9            Directors' and Officers' Indemnification and Insurance.

(a)     From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by Law (including to the fullest extent authorized or permitted by any amendments to or replacements of the WBCA adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors), indemnify and hold harmless (and advance expenses, provided the Person to whom expenses are advanced provides a reasonable and customary undertaking (which shall not include posting of any collateral) to repay such advances if it is ultimately determined that such Person is not entitled to indemnification) the present and former directors and officers of the Company and its Subsidiaries, any Person acting as director, trustee or officer of the Safeco Insurance Foundation on behalf of the Company or any fiduciaries under any Company Benefit Plan (each an "Indemnified Party") against any and all costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative, arising out of, relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur prior to or at the Effective Time, including the approval of this Agreement or the transactions contemplated hereby or arising out of or pertaining to the transactions contemplated hereby, whether asserted or claimed prior to, at or after the Effective Time.

(b)     Subject to the next sentence, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, at no expense to the beneficiaries, either (i) continue to maintain in effect for six (6) years from the Effective Time directors' and officers' liability insurance and fiduciary liability insurance having terms and conditions at least as favorable to the Indemnified Parties as the Company's currently existing directors' and officers' liability insurance and fiduciary liability insurance (the "Current Insurance") with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated hereby), or (ii) purchase a six (6) year extended reporting period endorsement with respect to the Current Insurance (a "Reporting Tail Endorsement") and maintain this endorsement in full force and effect for its full term.  To the extent purchased after the date hereof and prior to the Effective Time, such insurance policies shall be placed through such broker(s) and with such insurance carriers as may be specified by Parent and as are reasonably acceptable to the Company; provided that such insurance carrier has at least an "A" rating by A.M. Best with respect to directors' and officers' liability insurance and fiduciary liability insurance.  Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be required to expend for any such policies contemplated by this Section 6.9(b) an annual premium (measured for "tail" purposes by reference to 1/6th the premium paid therefor) amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; provided further that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.  Notwithstanding the first sentence of this Section 6.9(b), but subject to the second and third sentences of this Section 6.9(b), the Company shall be permitted at its sole and exclusive option to purchase a Reporting Tail Endorsement prior to the Effective Time.

(c)     The articles of incorporation and bylaws of the Surviving Corporation shall include provisions for indemnification, advancement of expenses and exculpation of the Indemnified Parties on the same basis as set forth in the Constituent Documents of the Company in effect on the date of this Agreement.  Following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the provisions in its articles of incorporation and bylaws providing for indemnification, advancement of expenses and exculpation of Indemnified Parties, as applicable, with respect to the facts or circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under applicable Law, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by applicable Law that would enlarge the scope of the Indemnified Parties' indemnification rights thereunder.

(d)     If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provisions to be made prior to the consummation of any transaction of the type described in clause (i) or clause (ii) of this sentence so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.9.

(e)     From and after the Effective Time, Parent and the Surviving Corporation agree not to, directly or indirectly, amend, modify, limit or terminate the advancement of expenses, exculpation and indemnification provisions of the agreements listed on Section 6.9(e) of the Company Disclosure Schedule between the Company and any of the Indemnified Parties, or any such provisions contained in the Surviving Corporation's Constituent Documents.

(f)      This Section 6.9 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent and the Surviving Corporation.  Each Indemnified Party shall be a third-party beneficiary of this Section 6.9, and entitled to enforce the covenants contained in this Section 6.9.  If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.9 that is denied by Parent and/or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification, then Parent or the Surviving Corporation shall pay such Indemnified Party's costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against Parent and/or the Surviving Corporation.  The rights of the Indemnified Parties under this Section 6.9 shall be in addition to any rights such Indemnified Parties may have under the Constituent Documents of the Company, the Constituent Documents of any of the Company's Subsidiaries or the Surviving Corporation or under any applicable Contracts, insurance policies or Laws.

Section 6.10          Public Announcements.  The parties agree that the initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release approved in advance by the Company and Parent.  Following such initial press release, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, however, that the restrictions set forth in this Section 6.10 shall not apply to any release or public statement (a) made or proposed to be made by the Company in accordance with Section 6.3 or (b) in connection with any dispute between the parties regarding this Agreement or the transactions contemplated hereby.

Section 6.11          Notification.  The Company shall promptly notify Parent, and Parent shall promptly notify the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, (b) any matter (including a breach of any representation, warranty, covenant or agreement contained in this Agreement) that would reasonably be expected to lead to the failure to satisfy any of the conditions to Closing in Article VII and (c) any action, suits, claims, investigations or proceedings commenced or, to such party's knowledge, threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby.  Failure to comply with this Section 6.11 shall not result in the failure of any condition under Article VII to be satisfied, unless such condition would have otherwise been satisfied but for such failure to comply with this Section 6.11.

Section 6.12          State Takeover Laws.  The Company and the Board of Directors of the Company shall (a) use reasonable best efforts to ensure that no state anti-takeover Law is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (b) if any state anti-takeover Law becomes applicable to this Agreement or any of the transactions contemplated hereby, use reasonable best efforts to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.

Section 6.13          Section 16(b).  The Company and Parent shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated hereby by each individual who is a director or executive officer of the Company or Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14          Delisting.  Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Common Stock from NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.

Section 6.15          Principal Executive Offices of the Surviving Corporation. Parent acknowledges its current intention to maintain the Surviving Corporation's principal executive offices in Seattle, Washington following the Effective Time.

Section 6.16          Community Commitments.  Parent acknowledges and agrees that, following the Effective Time, it will (a) cause the Surviving Corporation to honor and fulfill all charitable and community commitments made by the Company and its Subsidiaries prior to the date of this Agreement as set forth in Section 6.16 of the Company Disclosure Schedule, and (b) support the Safeco Insurance Foundation in engaging in charitable and community giving and other charitable and community activities in a manner consistent with that undertaken by the Safeco Insurance Foundation prior to the date of this Agreement (including by honoring and fulfilling all charitable and community commitments made by the Safeco Insurance Foundation prior to the date of this Agreement as set forth in Section 6.16 of the Company Disclosure Schedule), provided that any additional contributions by Parent to the Safeco Insurance Foundation following the Effective Time shall be made in a manner and to the extent consistent with Parent's charitable giving policies in effect from time to time.

Section 6.17          Branding.  Parent acknowledges and agrees, (a) it intends, following the Effective Time, to use the "Safeco" trademark in association with the personal lines products and services of Parent's Agency Markets business and (b) for a period of at least five (5) years following the Effective Time, Parent shall (or shall cause the Surviving Corporation to) retain the "Safeco" branding and naming rights set forth in Section 6.17 of the Company Disclosure Schedule, including with respect to the naming of Safeco Field.

Section 6.18          Agency Force.  As promptly as practicable following the date of this Agreement, subject to applicable Law, Parent and the Company shall use their commercially reasonable efforts to develop a joint plan for the communication with and retention of the Company's agency force.

ARTICLE VII
CONDITIONS

Section 7.1            Conditions to Each Party's Obligation to Effect the Merger.  The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by Law, waiver on or prior to the Closing Date of the following conditions:

(a)         Shareholder Approval.  The Requisite Shareholder Vote shall have been obtained.

(b)     Certain Regulatory Approvals.

(i)     All waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and

(ii)     The Transaction Approvals shall have been obtained without any conditions or restrictions that would, individually or in the aggregate, reasonably be likely to have a Regulatory Material Adverse Effect or the waiting periods applicable thereto shall have terminated or expired.

(c)     No Injunctions or Restraints, Illegality.  No Law shall be in effect and no temporary restraining order, preliminary or permanent injunction or other Order issued by any court in the United States of America or other United States Governmental Entity of competent jurisdiction shall be in effect, having the effect of making consummation of the Merger illegal or otherwise prohibiting consummation of the Merger; provided that prior to asserting this condition, the party asserting this condition shall have used its reasonable best efforts to prevent the entry of any such temporary restraining order, injunction or other Order, including taking any and all actions required to comply with Section 6.5 and to promptly appeal any temporary restraining order, injunction or other Order that may be entered.

Section 7.2            Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by Law, waiver by Parent on or prior to the Closing Date of the following conditions:

(a)     Representations and Warranties.  The representations and warranties of the Company set forth in Section 3.12 shall be true and correct in all respects as of the date of this

Agreement and as of the Closing Date as though made on and as of the Closing Date.  Except for the representations and warranties of the Company set forth in Section 3.12, each of the representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any qualification or limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification or limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)     Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing.

(c)     Officer's Certificate.  Parent shall have received a certificate from an executive officer of the Company confirming the satisfaction of the conditions set forth in Sections 7.2(a) and 7.2(b).

(d)      No Material Governmental Litigation.  There shall not be pending any material suit, action or proceeding by any United States Governmental Entity of competent jurisdiction (i) challenging the acquisition by Parent or Merger Sub of shares of Common Stock, (ii) seeking to restrain or prohibit the consummation of the Merger or (iii) seeking to prohibit or limit the ownership or operation by the Company or any of its Subsidiaries or by Parent or any of its Subsidiaries of any material portion of any business or assets of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, which, if determined or resolved adversely in accordance with plaintiff's or claimant's demands, in the case of clause (iii) above, would, individually or in the aggregate, reasonably be likely to have a Regulatory Material Adverse Effect; provided that up to the time of its asserting this condition, Parent shall have taken any and all actions required to comply with Section 6.5.

Section 7.3            Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are further subject to the satisfaction or, to the extent permitted by Law, waiver by the Company, on or prior to the Closing Date of the following conditions:

(a)     Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any qualification or limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification or limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)     Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing.

(c)     Officer's Certificate.  The Company shall have received a certificate from an executive officer of Parent confirming the satisfaction of the conditions set forth in Sections 7.3(a) and 7.3(b).

Section 7.4            Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article VII to be satisfied if such party's failure to act in good faith or to use its reasonable best efforts to consummate the transactions contemplated hereby in accordance with Section 6.5 has been a principal cause of the failure of such condition to be satisfied.

ARTICLE VIII
TERMINATION AND AMENDMENT

Section 8.1            Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Shareholder Vote (with any termination by Parent also being an effective termination by Merger Sub):

(a)     by mutual written consent of Parent and the Company;

(b)     by either Parent or the Company, if:

(i)     the Merger shall not have been consummated on or before November 15, 2008 (the "Initial Outside Date"); provided, however, that if on the Initial Outside Date any of the conditions to Closing set forth in Section 7.1(b), Section 7.1(c) and Section 7.2(d) shall not have been satisfied but all other conditions to Closing set forth in Article VII shall be satisfied or capable of being satisfied, then the Initial Outside Date shall be extended to December 31, 2008 if Parent or the Company notifies the other in writing on or prior to November 15, 2008 of its election to extend the Initial Outside Date (as so extended, the "Outside Date"); provided, however that the right to extend the Initial Outside Date or terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to (A) the Company if its breach of any of its obligations under Section 6.2 or Section 6.3 has been a principal cause of the failure of the Merger to be consummated by the Initial Outside Date or (B) any party whose failure to act in good faith or to use its reasonable best efforts to consummate the transactions contemplated hereby in accordance with Section 6.5 has been a principal cause of the failure of the Merger to be consummated by the Initial Outside Date;

(ii)     any Governmental Entity in the United States of competent jurisdiction issues an Order or takes any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to act in good faith or to use its reasonable best efforts to consummate the transactions contemplated hereby in accordance with Section 6.5 has been a principal cause of the application or imposition of such Order or action; or

(iii)     the Requisite Shareholder Vote shall not have been obtained upon a vote taken thereon at the Company Shareholders Meeting or at any adjournment or postponement thereof.

(c)     by Parent:

(i)     if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by the Company by the Outside Date or (B) if capable of being cured, has not been cured by the Company within forty-five (45) days following written notice to the Company from Parent or Merger Sub of such breach, which notice states Parent's intention to terminate this Agreement pursuant to this Section 8.1(c)(i), and, in each case, would result in a failure of any condition set forth in Section 7.2(a) or Section 7.2(b); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if it is then in material breach of any representation, warranty, covenant or agreement hereunder; or

(ii)     prior to the shareholders of the Company having voted upon approval of this Agreement at the Company Shareholders Meeting, if (A) the Board of Directors of the Company or any committee thereof shall have effected a Recommendation Withdrawal or (B) the Company shall have materially breached its obligations or agreements contained in Section 6.2, Section 6.3(a), Section 6.3(b), Section 6.3(c), Section 6.3(d), or Section 6.3(e) (excluding in each case inadvertent breaches which are capable of being cured and that are cured within three (3) Business Days following the receipt of written notice of such breach from Parent); provided, however, that Parent's right to terminate this Agreement pursuant to this Section 8.1(c)(ii) in respect of a Recommendation Withdrawal (other than a Recommendation Withdrawal in connection with a Takeover Proposal as contemplated by Section 6.3(c)(iii)) shall terminate ten (10) Business Days following such Recommendation Withdrawal.

(d)     by the Company:

(i)     if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Parent or Merger Sub, as the case may be, by the Outside Date or (B) if capable of being cured, has not been cured by Parent or Merger Sub, as the case may be, within forty-five (45) days following written notice to Parent or Merger Sub, as the case may be, from the Company of such breach, which notice states the Company's intention to terminate this Agreement pursuant to this Section 8.1(d)(i), and, in each case, would result in a failure of any condition set forth in Section 7.3(a) or Section 7.3(b); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is then in material breach of any representation, warranty, covenant or agreement hereunder; or

(ii)     prior to obtaining the Requisite Shareholder Vote, in accordance with, and subject to the terms and conditions of, Section 6.3(d)(ii).

Section 8.2            Effect of Termination.  In the event of any termination of this Agreement as provided in Section 8.1, the obligations of the parties shall terminate and there shall be no liability on the part of any party with respect thereto, except for the confidentiality provisions of Section 6.4 and the provisions of Sections 3.26, 3.27, 4.9, 4.12, 6.7, this Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement and remain in full force and effect; provided, however, that neither Parent nor the Company shall be released from any liabilities or damages (including, in the case of claims by the Company, as contemplated by Section 9.5(b)(ii)) arising out of any willful or intentional breach of any representation or warranty, covenant or agreement under this Agreement or, in the case of Parent, any breach of Section 4.10, or fraud, prior to such termination.

Section 8.3            Termination Fee.

(a)     In the event that this Agreement is terminated by Parent pursuant to Section 8.1(b)(i) and (i) a Takeover Proposal was publicly proposed or announced by any Person after the date of this Agreement and not irrevocably withdrawn prior to such termination (provided that for purposes of this Agreement a Takeover Proposal shall not be deemed to have been irrevocably withdrawn by such Person if within twelve (12) months of such termination the Company or any of its Subsidiaries shall have entered into a definitive agreement with respect to, or shall have consummated, a Takeover Proposal made by or on behalf of such Person), and (ii) the Company enters into a definitive agreement with respect to, or there is consummated, a transaction in connection with a Takeover Proposal with any Person within twelve (12) months after such termination of this Agreement, then, on the date of such entering into a definitive agreement or consummation, the Company shall pay or cause to be paid to Parent (or its designees) the Termination Fee by wire transfer of immediately available funds to an account designated in writing by Parent.  For purposes of this Section 8.3(a), each reference to "20% or more" in the definition of "Takeover Proposal" shall be deemed to be a reference to "more than 50%".

(b)     In the event that this Agreement is terminated by either the Company or Parent pursuant to Section 8.1(b)(iii) and (i) a Takeover Proposal was publicly proposed or announced by any Person after the date of this Agreement and not irrevocably withdrawn as of the time of the Company Shareholders Meeting (provided that for purposes of this Agreement a Takeover Proposal shall not be deemed to have been irrevocably withdrawn by such Person if within twelve (12) months of such Company Shareholders Meeting the Company or any of its Subsidiaries shall have entered into a definitive agreement with respect to, or shall have consummated, a Takeover Proposal made by or on behalf of such Person), and (ii) the Company enters into a definitive agreement with respect to, or there is consummated, a transaction in connection with a Takeover Proposal with any Person within twelve (12) months after such termination of this Agreement, then, on the date of such entering into a definitive agreement or consummation, the Company shall pay or cause to be paid to Parent (or its designees) the Termination Fee by wire transfer of immediately available funds to an account designated in writing by Parent.  For purposes of this Section 8.3(b), each reference to "20% or more" in the definition of "Takeover Proposal" shall be deemed to be a reference to "more than 50%".

(c)     In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii), then, immediately prior to and as a condition to such termination, the Company shall pay or cause to be paid to Parent (or its designees) the Termination Fee by wire transfer of immediately available funds to an account designated in writing by Parent.

(d)     In the event that this Agreement is terminated by Parent pursuant to Section 8.1(c)(i) and (i) a Takeover Proposal was publicly proposed or announced by any Person after the date of this Agreement and not irrevocably withdrawn prior to the Company breach or failure to perform giving rise to such termination (provided that for purposes of this Agreement a Takeover Proposal shall not be deemed to have been irrevocably withdrawn by such Person if within twelve (12) months of such termination the Company or any of its Subsidiaries shall have entered into a definitive agreement with respect to, or shall have consummated, a Takeover Proposal made by or on behalf of such Person), and (ii) the Company enters into a definitive agreement with respect to, or there is consummated, a transaction in connection with a Takeover Proposal with any Person within twelve (12) months after such termination of this Agreement, then, on the date of such entering into a definitive agreement or consummation, the Company shall pay or cause to be paid to Parent (or its designees) the Termination Fee by wire transfer of immediately available funds to an account designated in writing by Parent.  For purposes of this Section 8.3(d), each reference to "20% or more" in the definition of "Takeover Proposal" shall be deemed to be a reference to "more than 50%".

(e)     In the event that this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii)(A), then the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to Parent (or its designees) the Termination Fee by wire transfer of immediately available funds to an account designated in writing by Parent.

(f)      The parties agree and understand that in no event shall the Company be required to pay the Termination Fee on more than one occasion.  Notwithstanding anything to the contrary in this Agreement, (i) if Parent receives the Termination Fee from the Company pursuant to this Section 8.3, such payment shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, shareholders, managers, members or Affiliates and none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided that the foregoing shall not limit the obligations of the Company set forth in the last sentence of this Section 8.3; and (ii) if Parent or Merger Sub receives any payments from the Company in respect of any breach of this Agreement, and thereafter Parent is entitled to receive the Termination Fee under this Section 8.3, the amount of such Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent or Merger Sub in respect of any such breaches of this Agreement.  The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the parties would not enter into this Agreement, and that any amounts payable pursuant to this Section 8.3 do not constitute a penalty.  If the Company fails to pay as directed in writing by Parent the Termination Fee due to Parent or Merger Sub pursuant to this Section 8.3 within the time periods specified in this Section 8.3, the Company shall pay the out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) incurred by Parent in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

Section 8.4            Procedure for Termination.  A termination of this Agreement pursuant to Section 8.1 shall, in order to be effective, require in the case of each of Parent and Merger Sub, action by its board of directors or, to the extent permitted by Law, the duly authorized designee of its board of directors, and in the case of the Company, to the extent permitted by Law, action by the Board of Directors of the Company.  Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of the Company.  A terminating party shall provide written notice of termination to the other parties specifying with reasonable particularity the basis for this termination.  If more than one provision in Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in Section 8.1 for any termination.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1            Non-Survival of Representations, Warranties, Covenants and Agreements.  None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

Section 9.2            Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent or Merger Sub, to:

c/o Liberty Mutual Group Inc.

175 Berkeley Street
Boston, MA 02117
Attention:  Gary Greg, Executive Vice President
                 Michael Fallon, Vice President
Facsimile No.: (617) 574-5753

with a copy to (which shall not constitute notice):

  Liberty Mutual Group Inc.
175 Berkeley Street
Boston, MA 02117
Attention:  Christopher Mansfield, General Counsel
                               Richard Quinlan, Deputy General Counsel
Facsimile No: (617) 574-5753

with a copy to (which shall not constitute notice):

  Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Gregory V. Gooding, Esq.
                Nicholas F. Potter, Esq.
 Facsimile No.: (212) 909-6836

If to the Company, to:

Safeco Corporation
Safeco Plaza
1001 4th Avenue
Seattle, Washington  98185
Attention: Arthur Chong, Executive Vice President and
                Chief Legal Officer
Facsimile No: (206) 473-6731

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1100
Palo Alto, California 94301
Attention: Kenton J. King, Esq.
Facsimile No.: (650) 470-4570

and

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square

New York, New York 10036
Attention:  Todd E. Freed, Esq.
Facsimile No.: (917) 777-3714

Section 9.3            Interpretation.

(a)     When a reference is made in this Agreement to a Section, clause or Schedule, such reference shall be to a Section or clause of or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The phrases "the date of this Agreement", "the date hereof" and terms of similar import, will be deemed to refer to April 23, 2008.  Whenever the content of this Agreement permits, the masculine gender will include the feminine and neuter genders, and a reference to singular or plural will be interchangeable with the other.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

(b)     References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder.  References to "$" and "dollars" are to the currency of the United States of America.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  The words "hereby," "herein," "hereof," "hereunder" and words of similar import refer to this Agreement as a whole (including any Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears.

(c)     The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d)     No summary of this Agreement or Schedule delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or any such Schedule.

Section 9.4            Counterparts; Effectiveness.  This Agreement may be executed in two (2) or more counterparts, including by facsimile, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument.  This Agreement shall become effective when each party has received counterparts thereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties.

Section 9.5            Entire Agreement; No Third Party Beneficiaries.

(a)     This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

(b)     This Agreement shall be binding upon and inure solely to the benefit of each party and, except for (i) the provisions of Section 6.9 (which, from and after the Effective Time, shall be for the benefit of the Indemnified Parties), and (ii) the right of the Company to recover, solely through an action brought by the Company, damages from Parent in the event of a willful or intentional breach of this Agreement by Parent, any breach of Section 4.10, or fraud, in which event the damages recoverable by the Company for itself and on behalf of the holders of Common Stock, Options and Restricted Stock Rights shall be determined by reference to the total amount that would have been recoverable by such holders if all such holders brought an action against Parent and were recognized as third party beneficiaries hereunder, this Agreement is not intended to and shall not confer upon any Person other than the parties any rights or remedies hereunder.

(c)     The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 9.9(b) without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties.  Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.6            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.7            Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.  This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.8            Amendment.  This Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after the Requisite Shareholder Vote is obtained, but after such approval no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the shareholders of the Company without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.9            Extension; Waiver.  At any time prior to the Effective Time, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 9.10          Governing Law and Venue; Waiver Of Jury Trial.

(a)     Except to the extent that the WBCA is mandatorily applicable to the Merger and the rights of holders of Common Stock, this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of law principles thereof (other than Section 5-1401 of the General Obligations Law).

(b)     Each of Parent, Merger Sub and the Company (i) consents to submit itself to the personal jurisdiction of the Supreme Court of the State of New York in New York County or the United States District Court for the Southern District of New York, in the event that any dispute arises in connection with this Agreement or any of the transactions contemplated hereby, (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (A) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.10(b), (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (C) to the fullest extent permitted by applicable Law that (1) the suit, action or proceeding in such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper and (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Supreme Court of the State of New York in New York County or the United States District Court for the Southern District of New York and (iv) consents to the service of process to be made in such action or proceeding by delivery of process in accordance with the notice provisions contained in Section 9.2.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE IN CONNECTION WITH THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE

EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

Section 9.11          Specific Performance.  The parties agree that irreparable harm would occur and the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that prior to the valid and effective termination of this Agreement in accordance with Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 9.12          Definitions.  As used in this Agreement:

An "Affiliate" of any Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

"Aggregate Merger Consideration" has the meaning set forth in Section 2.1(a).

"Agreement" has the meaning set forth in the preamble hereto.

"Articles of Incorporation" means the Restated Articles of Incorporation of the Company, as in effect on the date of this Agreement.

"Articles of Merger" has the meaning set forth in Section 1.2.

"Bankruptcy and Equity Exception" has the meaning set forth in Section 3.2(c).

"beneficially own" (and the related term "beneficial ownership") has the meaning under Section 13(d) of the Exchange Act.

"Benefits Continuation Period" has the meaning set forth in Section 6.6(a).

"Book-Entry Shares" has the meaning set forth in Section 1.6(b).

"Business Day" means any day other than a Saturday, a Sunday or any day on which the SEC or banking institutions in the City of New York are authorized or required by Law or executive order to be closed.

"Bylaws" means the Bylaws of the Company, as in effect as of the date of this Agreement.

"Certificate" has the meaning set forth in Section 1.6(b).

"Closing" has the meaning set forth in Section 1.2.

"Closing Date" has the meaning set forth in Section 1.2.

"Code" means the Internal Revenue Code of 1986.

"Common Stock" has the meaning set forth in Section 1.6(b).

"Company" has the meaning set forth in the preamble hereto.

"Company Actuarial Analyses" has the meaning set forth in Section 3.16(c).

"Company Benefit Plans" means each written employee benefit plan, scheme, program, policy, arrangement and contract (including any "employee benefit plan," as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any collective bargaining, employment, termination, retention, bonus, change in control or severance agreement, plan, program, policy, arrangement or contract) under which any current or former director, officer or employee of the Company or any of its Subsidiaries has any present or future right to benefits, that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has any obligation to maintain, sponsor or contribute, or with respect to which the Company or any of its Subsidiaries would incur any direct or indirect liability under the Code or ERISA or any similar non-U.S. law, whether contingent or otherwise.

"Company Board Recommendation" has the meaning set forth in Section 3.2(b).

"Company Capitalization Date" has the meaning set forth in Section 3.5(a).

"Company Disclosure Schedule" has the meaning set forth in the preamble to Article III.

"Company Insurance Approvals" has the meaning set forth in Section 3.3.

"Company Insurance Subsidiary" means any Subsidiary of the Company that issues insurance policies.

"Company Material Adverse Effect" means any event, change, circumstance or effect that is materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, provided, however, that none of the following shall constitute or be considered in determining whether a Company Material Adverse

Effect has occurred: (a) changes or fluctuations in the economy or the securities, credit or financial markets generally in the United States; (b) national or international political conditions or changes therein (including the commencement, continuation or escalation of acts of war, armed hostilities, sabotage or other acts of terrorism); (c) changes that are the result of factors generally affecting the property and casualty insurance and/or surety industries and the geographic areas in which the Company and its Subsidiaries operate; (d) any loss of, or adverse change in, the relationship of the Company or any of its Subsidiaries with its customers, employees, agents, suppliers, financing sources, business partners or regulators caused by the identity of Parent or the announcement, negotiation, existence or performance of the transactions contemplated by this Agreement; (e) changes in GAAP or SAP, the rules or policies of the Public Company Accounting Oversight Board or any applicable Law or interpretation or application of any of the foregoing after the date of this Agreement; (f) any failure by the Company to meet any internal or external projections, forecasts or estimates of revenues or earnings for any period; provided that the exception in this clause (f) shall not preclude a determination that any event, change, circumstance or effect underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect; (g) the suspension of trading in securities on NYSE or The NASDAQ National Market System or a decline in the price, or a change in the trading volume, of the Common Stock on NYSE; provided that the exception in this clause (g) shall not preclude a determination that any event, change, circumstance or effect underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect; (h) effects resulting from earthquakes, hurricanes, tornados or other natural disasters; (i) any change or announcement of a potential change in the credit rating or A.M. Best rating of the Company or any of its Subsidiaries or any of their securities; provided that the exception in this clause (i) shall not preclude a determination that any event, change, circumstance or effect underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect; (j) compliance by the Company with the terms of this Agreement including the failure of the Company to take any action as a result of restrictions in Article V of this Agreement, or any actions taken, or failure to take any action, which Parent has requested in writing or to which Parent has consented in writing; or (k) any shareholder litigation or threatened shareholder litigation, in each case, arising from allegations of a breach of fiduciary duty or similar obligations in connection with this Agreement or the transactions contemplated hereby; provided that the exceptions in clauses (a), (b), (c) and (h) shall apply only to the extent such event, change, circumstance or effect does not (i) relate only to (or have the effect of relating only to) the Company and its Subsidiaries or (ii) disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the property and casualty insurance industry in similar geographic areas in which the Company and its Subsidiaries operate.

"Company Permits" has the meaning set forth in Section 3.1.

"Company Producers" has the meaning set forth in Section 3.16(e).

"Company Preferred Stock" has the meaning set forth in Section 3.5(a).

"Company Reinsurance Agreements" has the meaning set forth in Section 3.16(a).

"Company SAP Statements" has the meaning set forth in Section 3.10.

"Company SEC Documents" has the meaning set forth in Section 3.8(a).

"Company Securities" has the meaning set forth in Section 3.5(b).

"Company Share" has the meaning set forth in Section 1.6(b).

"Company Shareholders Meeting" has the meaning set forth in Section 6.2.

"Company Subsidiary Securities" has the meaning set forth in Section 3.6.

"Confidentiality Agreement" means the confidentiality letter agreement, dated as of March 4, 2008, as amended on April 18, 2008, between the Company and Liberty Mutual Holding Company Inc.

"Constituent Documents" means, with respect to any entity, the articles or certificate of incorporation, the bylaws of such entity, or any similar charter or other governing documents of such entity.

"Continuing Employees" has the meaning set forth in Section 6.6(a).

"Contract" means all contracts, agreements, commitments, arrangements, leases and other instruments to which any Person is a party.

"Credit Agreement" means that certain Credit Agreement, among Safeco, the Lenders thereto and J.P. Morgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, dated as of March 31, 2005.

"Current Insurance" has the meaning set forth in Section 6.9(b).

"Dissenting Shares" has the meaning set forth in Section 1.9(a).

"DOJ" has the meaning set forth in Section 6.5(b).

"Effective Time" has the meaning set forth in Section 1.2.

"Eligible Company Employee" has the meaning set forth in Section 6.6(e).

"Eligible Persons" has the meaning set forth in Section 6.6(b).

"Environmental Law" means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of law (including common law) regulating or relating to the protection of human health from exposure to any hazardous substance, natural resource damages or the protection of the environment, including laws relating to the protection of wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, release or threatened release of hazardous substances.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

"Exchange Act" means the Securities Exchange Act of 1934.

"Exchange Agent" has the meaning set forth in Section 2.1(a).

"Exchange Fund" has the meaning set forth in Section 2.1(a).

"Expenses" has the meaning set forth in Section 6.7.

"FTC" has the meaning set forth in Section 6.5(b).

"GAAP" means the United States generally accepted accounting principles.

"Governmental Entity" means any nation or government, any state, agency, commission, or other political subdivision thereof, any insurance regulatory authority or any entity (including a court) of competent jurisdiction properly exercising executive, legislative, judicial or administration functions of the government.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

"Incentive Plans" means the Company's employee or director stock option, stock purchase or equity compensation plans, arrangements or agreements.

"Indemnified Party" has the meaning set forth in Section 6.9(a).

"Initial Outside Date" has the meaning set forth in Section 8.1(b)(i).

"Insurance Laws" has the meaning set forth in Section 3.3.

"Intellectual Property" means: (a) trademarks, service marks, logos, trade names and trade dress, and all goodwill associated with the foregoing, (b) domain names, (c) copyrights, software and computer programs, (d) patents, (e) trade secrets, (f) know-how, (g) proprietary information and (h) all registrations and applications for registration of any of the foregoing.

"IRS" means the Internal Revenue Service.

"knowledge" means (a) with respect to Parent, the actual knowledge of the individuals named in Section 9.1 of the Parent Disclosure Schedule and (b) with respect to the Company, the actual knowledge of the individuals named in Section 9.1 of the Company Disclosure Schedule, in each case, as of the date of this Agreement.

"Law" means any statute, law, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity.

"Leadership Performance Plan" means the Safeco Leadership Performance Plan.

"Leased Real Property" has the meaning set forth in Section 3.18(b).

"License" means any permit, certification, approval, registration, consent, authorization, franchise, variance, exemption or order issued by a Governmental Entity.

"Liens" means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), other charge or security interest.

"Material Contract" has the meaning set forth in Section 3.25(a).

"Merger" has the meaning set forth in the recitals hereto.

"Merger Consideration" has the meaning set forth in Section 1.6(b), subject to adjustment pursuant to Section 1.8, if applicable.

"Merger Sub" has the meaning set forth in the preamble hereto.

"Morgan Stanley" has the meaning set forth in Section 3.19.

"NYSE" means The New York Stock Exchange.

"Option" means the right to receive shares of Common Stock pursuant to the exercise of any stock options granted pursuant to the Incentive Plans.

"Order" means any order, writ, injunction, decree, judgment or stipulation issued, promulgated or entered into by or with any Governmental Entity.

"other party" means, with respect to the Company, Parent and Merger Sub, and means, with respect to Parent or Merger Sub, the Company, unless the context otherwise requires.

"Outside Date" has the meaning set forth in Section 8.1(b)(i).

"Owned Real Property" has the meaning set forth in Section 3.18(a).

"Parent" has the meaning set forth in the preamble hereto.

"Parent Disclosure Schedule" has the meaning set forth in the Preamble to Article IV.

"Parent Insurance Approvals" has the meaning set forth in Section 4.3.

"Parent Insurance Subsidiary" means any Subsidiary of Parent that issues insurance policies.

"Parent Material Adverse Effect" means any event, change, circumstance or effect that is materially adverse to the business, assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, provided, however, that none of the following shall constitute or be considered in determining whether a Parent Material Adverse Effect has occurred: (a) changes or fluctuations in the economy or the securities, credit or financial markets generally in the United States of America; (b) national or international political conditions or changes therein (including the commencement, continuation or escalation of acts of war, armed hostilities, sabotage or other acts of terrorism); (c) changes that are the result of factors generally affecting the property and casualty insurance industry and the geographic areas in which Parent and its Subsidiaries operate; (d) changes in GAAP or SAP, the rules or policies of the Public Company Accounting Oversight Board or any applicable Law or interpretation or application of any of the foregoing after the date of this Agreement; or (e) effects resulting from earthquakes, hurricanes, tornados or other natural disasters; provided that the exceptions in clauses (a), (b), (c) and (e) shall apply only to the extent such event, change, circumstance or effect does not (i) relate only to (or have the effect of relating only to) Parent and its Subsidiaries or (ii) disproportionately adversely effect Parent and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the property and casualty insurance industry in similar geographic areas in which Parent and its Subsidiaries operate.

"Parent Permits" has the meaning set forth in Section 4.1.

"parties" has the meaning set forth in the preamble hereto.

"Permitted Liens" means (a) any Liens for taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith, (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, workmen's, landlords' or other similar Liens, (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation, (d) Liens that do not, individually or in the aggregate, materially impair the continued use or operation of the property to which they relate or the conduct of the business of the Company and its Subsidiaries as conducted on the date of this Agreement, (e) statutory Liens arising by operation of Law with respect to a liability incurred in the ordinary course of business and which is not yet due and payable or which is being contested in good faith and by appropriate proceedings and (f) immaterial easements, rights of way or other similar matters or restrictions or exclusions that would be shown by a current title report or other similar report.

"Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, or other entity or group (as such term is defined in the Exchange Act).

"Proxy Statement" has the meaning set forth in Section 6.1.

"Recommendation Withdrawal" has the meaning set forth in Section 6.3(c).

"Regulatory Material Adverse Effect" has the meaning set forth in Section 6.5(d).

"Reporting Tail Endorsement" has the meaning set forth in Section 6.9(b).

"Representatives" means, with respect to any party, collectively, each of such party's Subsidiaries, each of such party's and its Subsidiaries' respective officers, directors and employees and any advisors, attorneys, consultants or other representatives (acting in such capacity) retained by such party or any of its controlled Affiliates.

"Requisite Shareholder Vote" has the meaning set forth in Section 3.2(a).

"Restricted Stock Right" has the meaning set forth in Section 1.7(b).

"SAP" means statutory accounting principals prescribed or permitted by the domiciliary state insurance department of the applicable Company Insurance Subsidiary or the Parent Insurance Subsidiary, as the case may be.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933.

"Significant Subsidiary" means a Subsidiary that constitutes a "significant subsidiary" of the Company within the meaning of Rule 1-02 of Regulation S-X under the Exchange Act.

"SSAP" means a statement of standard accounting practice.

"Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate, is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

"Success Sharing Plan" means the Safeco Success Sharing Plan.

"Superior Proposal" has the meaning set forth in Section 6.3(i).

"Surviving Corporation" has the meaning set forth in Section 1.1.

"Takeover Proposal" has the meaning set forth in Section 6.3(i).

"Tax" means income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties (including penalties for failure to file or late filing of any return, report or other filing, and any interest in respect of such penalties and additions, additions to tax or additional amounts imposed by any and all federal, state, local, foreign or other Taxing Authority).

"Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes).

"Tax Return" means any statement, report, return, information return or claim for refund relating to Taxes (including any elections, declarations, schedules or attachments thereto), including, if applicable, any combined or consolidated return for any group of entities that includes the Company or any of its Subsidiaries.

"Taxing Authority" means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

"Termination Fee" means $182,500,000.

"Transaction Approvals" has the meaning set forth in Section 4.3.

"WARN" has the meaning set forth in Section 5.1(b)(x).

"WBCA" means the Washington Business Corporation Act.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

LIBERTY MUTUAL INSURANCE COMPANY

By:	/s/ Michael J. Fallon
	Name:	Michael J. Fallon
	Title:	Vice President

BIG APPLE MERGER CORPORATION

By:	/s/ Michael J. Fallon
	Name:	Michael J. Fallon
	Title:	President

SAFECO CORPORATION

By:	/s/ Ross J. Kari
	Name:	Ross J. Kari
	Title:	Executive Vice President and
Chief Financial Officer